     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2003

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM F-10
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                ---------------

                            PAN AMERICAN SILVER CORP.
             (Exact name of Registrant as specified in its charter)

 BRITISH COLUMBIA                1044                       NOT APPLICABLE
(Province or other   (Primary Standard Industrial          (I.R.S. Employer
 Jurisdiction of      Classification Code Number)         Identification No.)
  Incorporation
 or Organization)


                             1500 - 625 HOWE STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6C 2T6
                                 (604) 684-1175
   (Address and telephone number of Registrant's principal executive offices)
                           PAN AMERICAN MINERALS INC.
                         c/o HARRIS, TRIMMER & THOMPSON
                         6121 LAKESIDE DRIVE, SUITE 260
                               RENO, NEVADA 85511
                                 (775) 825-4300
            (Name, address and telephone number of agent for service)

                                ---------------

                                   Copies to:

      CHRISTOPHER W. MORGAN, ESQ.                   FRED R. PLETCHER, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP         BORDEN LADNER GERVAIS LLP
       SUITE 1820, NORTH TOWER                     1200 WATERFRONT CENTRE,
  P.O. BOX 189, ROYAL BANK PLAZA                     200 BURRARD STREET
     TORONTO, ONTARIO  M5J 2J4               P.O. BOX 48600, STN. BENTALL CTR.
          (416) 777-4700                    VANCOUVER, BRITISH COLUMBIA  V7X 1T2
                                                      (604) 687-5744

                                ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                 TO THE PUBLIC:
From time to time on or after the effective date of this Registration Statement as determined by market conditions.

                      PROVINCE OF BRITISH COLUMBIA, CANADA
                (Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.  [X]   Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.  [ ]   At some future date (check the appropriate box below):

          1. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

          2. [ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

          3. [ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

          4. [ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

                                ---------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     TITLE OF EACH CLASS OF             AMOUNT TO BE REGISTERED          PROPOSED MAXIMUM AGGREGATE      AMOUNT OF REGISTRATION FEE
   SECURITIES TO BE REGISTERED                                                 OFFERING PRICE
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES                                    - (1)                              - (1)                           - (1)
DEBT SECURITIES
WARRANTS
------------------------------------------------------------------------------------------------------------------------------------

(1) $100 million aggregate principal amount of common shares, debt securities and warrants were registered under the Registrant's Registration Statement on Form F-10 (File No. 333-106858) (the "Initial Registration Statement"), which became effective on July 18, 2003 pursuant to Rule 467(a) under the Securities Act. No new securities are being registered under this registration statement, which, pursuant to Rule 429 under the Securities Act constitutes a post-effective amendment to the Initial Registration Statement. Since no new securities are being registered under this registration statement, no additional registration fee is required.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM F-10 (FILE NO. 333-106858).

================================================================================

                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

================================================================================

PROSPECTUS
                            PAN AMERICAN SILVER CORP.
                                 US$100,000,000
                                  COMMON SHARES
                                 DEBT SECURITIES
                                    WARRANTS

         Pan American Silver Corp. (the "Company") may offer for sale, from time to time, common shares ("Common Shares"), debt securities ("Debt Securities") or warrants to purchase Common Shares or Debt Securities ("Warrants") of the Company (collectively, the "Securities") or any combination thereof up to an aggregate initial offering price of US$100,000,000 (or its equivalent in Canadian dollars or any other currency or currency unit used to denominate the Securities), during the 25-month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid.

         The specific variable terms of any offering of the Securities, will be set forth in a shelf prospectus supplement (a "Prospectus Supplement") including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms; (ii) in the case of Debt Securities, the title of the Debt Securities, aggregate principal amount, currency or the currency unit for which such Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, any redemption terms, any sinking fund provisions, any exchange or conversion terms, whether payment on the Debt Securities will be senior or subordinated to the Company's other liabilities and obligations and any other specific terms; and (iii) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms. The Company reserves the right to include in a Prospectus Supplement specific variable terms pertaining to the Securities that are not within the options and parameters set forth in this Prospectus.

         All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

         The Company may offer and sell Securities to or through underwriters or dealers, directly to one or more purchasers pursuant to applicable statutory exemptions, or through agents designated from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of Securities and will set forth the plan of distribution for such Securities, including the proceeds to the Company and any fees, discounts, concessions or other compensation payable to the underwriters, dealers or agents, and any other material terms of the plan of distribution.

         The Common Shares of the Company are listed on the Toronto Stock Exchange (the "TSX") and the Nasdaq National Market ("Nasdaq"). On July 17, 2003, the closing price of the Common Shares on the TSX was Cdn$10.39 per common share and the closing price of the Common Shares on Nasdaq was US$7.36 per common share.


         THE EARNINGS COVERAGE RATIOS FOR THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE 12-MONTH PERIOD ENDED MARCH 31, 2003 ARE LESS THAN ONE-TO-ONE. SEE "EARNINGS COVERAGE".

                                 --------------

         THIS OFFERING IS MADE BY A CANADIAN ISSUER THAT IS PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. CERTAIN OF THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND MAY BE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS, AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

         PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE ACQUISITION OF THE SECURITIES DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA. SUCH CONSEQUENCES FOR INVESTORS WHO ARE RESIDENT IN, OR CITIZENS OF, THE UNITED STATES MAY NOT BE DESCRIBED FULLY HEREIN.

         THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE COMPANY IS INCORPORATED OR ORGANIZED UNDER THE LAWS OF BRITISH COLUMBIA, CANADA, THAT SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF CANADA, THAT SOME OR ALL OF THE UNDERWRITERS OR EXPERTS NAMED IN THE REGISTRATION STATEMENT MAY BE RESIDENTS OF CANADA AND THAT A SUBSTANTIAL PORTION OF THE ASSETS OF THE COMPANY AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

                                 --------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                 The date of this Prospectus is July 18, 2003.

================================================================================

                                TABLE OF CONTENTS





DOCUMENTS INCORPORATED BY REFERENCE...............................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION................................................................4
CERTAIN AVAILABLE INFORMATION.....................................................................................5
PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA......................................................6
THE COMPANY.......................................................................................................7
BUSINESS OF THE COMPANY...........................................................................................7
RECENT DEVELOPMENTS...............................................................................................7
USE OF PROCEEDS...................................................................................................7
EARNINGS COVERAGE.................................................................................................8
DESCRIPTION OF SHARE CAPITAL......................................................................................9
DESCRIPTION OF WARRANTS...........................................................................................9
DESCRIPTION OF DEBT SECURITIES...................................................................................10
PLAN OF DISTRIBUTION.............................................................................................22
CHANGES TO CONSOLIDATED CAPITALIZATION...........................................................................23
RISK FACTORS.....................................................................................................24
AUDITORS, TRANSFER AGENT AND REGISTRAR...........................................................................24
EXPERTS..........................................................................................................24
DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT.......................................................24
CANADIAN PURCHASERS' STATUTORY RIGHTS............................................................................25
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1


                       DOCUMENTS INCORPORATED BY REFERENCE

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated by reference in this Prospectus may be obtained on request without charge from the Controller and Corporate Secretary of the Company at 1500-625 Howe Street, Vancouver, British Columbia, V6C 2T6 (telephone: (604) 684-1175). These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval ("SEDAR"), which can be accessed at www.sedar.com.

         The following documents, filed with the securities commissions or similar regulatory authorities in the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, are specifically incorporated by reference into and form an integral part of this Prospectus:

         (a)      the Annual Information Form of the Company, dated May 20,
                  2003;

         (b) the audited consolidated financial statements of the Company and the notes thereon as at and for the years ended December 31, 2001 and 2002, together with the auditors' report thereon as set out in the Company's annual report;

         (c) the unaudited consolidated financial statements of the Company and the notes thereto as at and for the three months ended March 31, 2003, together with management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 2003;

         (d) management's discussion and analysis of financial condition and results of operations for the financial year ended December 31, 2002 as set out in the Company's annual report;

         (e) the information circular of the Company, dated April 9, 2003, in connection with the Company's May 12, 2003 annual general meeting of members, other than the sections entitled "Corporate Governance", "Executive Compensation - Compensation Committee", "Executive Compensation - Report on Executive Compensation" and "Executive Compensation - Performance Graph";

         (f) a material change report of the Company, dated February 27, 2003, relating to the completion of its acquisition of Corner Bay Silver Inc. ("Corner Bay");

         (g) a material change report of the Company, dated February 27, 2003, relating to consolidated production figures from 2002;

         (h) a material change report of the Company, dated March 13, 2003, relating to financial and operational results for the fourth quarter and year ended December 31, 2002;

         (i) a material change report of the Company, dated May 22, 2003, relating to financial and operational results for the first quarter of 2003; and

         (j) a material change report of the Company, dated July 7, 2003, relating to filing of the preliminary short form base shelf prospectus of the Company dated July 7, 2003.

         Any documents of the types referred to above, including any material change reports (excluding confidential material change reports), interim unaudited consolidated financial statements of the Company (including management's discussion and analysis of financial condition and results of operations in the quarterly reports for such periods), annual audited consolidated financial statements of the Company, including the auditors' report on and the notes to such financial statements, any exhibits to interim or annual consolidated financial statements and information circulars (excluding the sections entitled "Corporate Governance", "Executive Compensation - Compensation Committee", "Executive Compensation - Report of the Compensation Committee" and "Executive Compensation - Performance Graph" or similar sections permitted to be excluded under National Instrument 44-101 - Short Form Prospectus Distributions), filed by the Company with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the offering under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. Any document filed by the Company with the United States Securities and Exchange Commission (the "SEC") or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus shall also be deemed to be incorporated by reference into this Prospectus if and to the extent provided in such document.

         In addition, the audited consolidated financial statements of the Company and the notes thereon as at and for the years ended December 31, 2001 and 2002, together with the auditors' report thereon, including a reconciliation to United States generally accepted accounting principles in accordance with
Item 18 of Form 20-F, filed on SEDAR on July 3, 2003, are incorporated by reference in this Prospectus.

         ANY STATEMENT CONTAINED IN THIS PROSPECTUS OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT IS NOT TO BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT CONSTITUTE A PART OF THIS PROSPECTUS, EXCEPT AS SO MODIFIED OR SUPERSEDED.

         A Prospectus Supplement containing the specific terms of an offering of Securities and other information in relation to such offering will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of Securities covered by that Prospectus Supplement.

         Upon a new annual information form and the related annual financial statements being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of the Company's financial year in which the new annual information form was filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Some of the statements included or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. When used in this Prospectus, the words "anticipate", "believe", "estimate",

"expect", "target", "plan", "budget", "may", "schedule" and similar words or expressions, identify forward-looking statements. These forward-looking statements relate to, among other things:

         o the sufficiency of the Company's current working capital and anticipated operating cash flow;

         o the sufficiency of the mineral reserves and resources at Quiruvilca, Huaron, La Colorada, Alamo Dorado and other properties;

         o the estimated cost of and availability of funding for ongoing capital improvement programs;

         o the estimated cost of the proposed development of the La Colorada and Alamo Dorado projects;

         o estimated exploration expenditures to be incurred on the Company's various silver exploration properties;

         o        compliance with environmental standards;

         o        forecast capital and non-operating spending; and

         o levels of silver and other metals production, production costs and metal prices.

These statements reflect the Company's current views with respect to future events and are necessarily based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies. Many factors, both known and unknown, could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements including, without limitation, the factors identified in the Company's Annual Information Form, dated May 20, 2003, under the caption "Trends and Uncertainties." Investors are cautioned against attributing undue certainty to forward-looking statements. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be anticipated, estimated or intended. The Company does not intend, and does not assume any obligation, to update these forward-looking statements to reflect changes in assumptions or changes in circumstances or any other events affecting such statements, other than as required by applicable law.


                          CERTAIN AVAILABLE INFORMATION

         The Company has filed with the SEC a registration statement on Form F-10 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "1933 Act"), with respect to the Securities. This Prospectus, which constitutes a part of that Registration Statement, does not contain all of the information set forth in such Registration Statement and its exhibits, to which reference is made for further information. See "Documents Filed as Part of the U.S. Registration Statement".

         The Company is subject to the informational reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, the Company is permitted to prepare such reports and other information in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

         The Company files annual reports with the SEC on Form 40-F, which includes:

         o        the Company's Annual Information Form;

         o management's discussion and analysis of financial condition and results of operations;

         o the Company's consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and reconciled to generally accepted accounting principles in the United States ("U.S. GAAP"); and

         o        other information specified by the Form 40-F.

         The Company also furnishes the following types of information to the SEC under cover of Form 6-K:

         o material information the Company otherwise makes publicly available in reports that it files with securities regulatory authorities in Canada;

         o material information that the Company files with, and which is made public by, the TSX; and

         o material information that the Company distributes to its shareholders in Canada.

         Investors may read and copy any document the Company files with, or furnishes to, the SEC at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the material can also be obtained from the SEC's public reference room in Washington, D.C. by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Company files or furnishes electronically with it.


          PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

         IN THIS PROSPECTUS, REFERENCES TO "US$" ARE TO UNITED STATES DOLLARS AND REFERENCES TO "CDN $" ARE TO CANADIAN DOLLARS. ALL DOLLAR AMOUNTS SET FORTH IN THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS ARE STATED IN UNITED STATES DOLLARS, EXCEPT WHERE OTHERWISE INDICATED.

         The following table sets forth, for each period indicated, the exchange rates of the Canadian dollar to the U.S. dollar for the end of each period indicated and the high, low and average exchange rates for each of such periods (such rates, which are expressed in Canadian dollars are based on the noon buying rates for U.S. dollars reported by the Bank of Canada).

                                                                        YEAR ENDED DECEMBER 31,
                                   THREE MONTHS            ------------------------------------------------------
                               ENDED MARCH 31, 2003           2002                 2001                   2000
                               --------------------        ----------           ----------             ----------
        High                      Cdn$1.5747               Cdn$1.6155           Cdn$1.6021             Cdn$1.5590
        Low                           1.4656                   1.5123               1.4936                 1.4341
        Average                       1.5102                   1.5704               1.5484                 1.4850
        End of Period                 1.4693                   1.5776               1.5926                 1.5002




         On July 17, 2003, the noon buying rate was US$1.00 = Cdn $1.3971.

                                   THE COMPANY

         Pan American Silver Corp. is a company incorporated under the Company Act (British Columbia). The Company's head office is located at 1500 - 625 Howe Street, Vancouver, British Columbia, V6C 2T6 and its registered and records office is located at 900 Waterfront Centre, 200 Burrard Street, Vancouver, British Columbia, V7X 1T2. In this Prospectus, the term "Pan American" refers to the Company and its principal subsidiaries.

         A description of the Company's principal subsidiaries as at its most recent financial year end is set out under the heading "Subsidiaries" on page 3 of the Company's annual information form which is incorporated by reference in this Prospectus.

                             BUSINESS OF THE COMPANY

         Pan American is principally engaged in the exploration for, and the acquisition, development and operation of silver properties.

         Pan American: (i) owns and operates the producing Quiruvilca silver mine in Peru; (ii) owns and operates the producing Huaron silver mine in Peru;
(iii) owns and operates the producing La Colorada silver mine and development project located in Mexico (Pan American completed a significant expansion of the La Colorada mine in June of 2003 and silver production is expected to increase over the balance of 2003); and (iv) mines and sells silver-rich pyrite stockpiles at a small-scale operation in central Peru. Pan American also either holds an interest in or may earn an interest in non-producing silver resource and silver exploration properties in Peru, Argentina, the United States, Russia and Mexico, including the significant Alamo Dorado deposit in Mexico on which the Company is preparing a feasibility study.


                               RECENT DEVELOPMENTS

          In July of 2003, Pan American initiated a technical and economic evaluation of a possible expansion of the Huaron mine in Peru, which would increase this mine's production.

         Pan American substantially completed a major expansion at its La Colorada silver mine in Mexico during June of 2003. The expansion included the construction of a 600 tonne per day oxide mill, which will add to the mine's current production from the existing 200 tonne per day sulphide mill. Production is expected to reach design capacity within a few months following the end of June of 2003. The expansion was completed ahead of schedule and approximately 5% under the original US$20 million budget.

         A 6,000 metre infill drilling program has been completed on Pan American's 50%-owned Manantial Espejo silver-gold exploration property in Argentina. The results have confirmed the size of the deposit and increased Pan American's confidence in its geological model, leading Pan American and its joint venture partner, Silver Standard Resources Inc., to accelerate the commissioning of a feasibility study on the property. The study will be initiated in the fourth quarter of 2003 for completion in the fall of 2004. Over the remainder of 2003, geotechnical and environmental work will proceed on the project to facilitate permitting.


         On February 20, 2003, the Company acquired all of the issued and outstanding shares of Corner Bay Silver Inc. ("Corner Bay") pursuant to a plan of arrangement under the Canada Business Corporations Act. Under this plan of arrangement, each Corner Bay share was exchanged for 0.3846 Common Shares of the Company plus 0.1923 warrants of the Company, resulting in the issuance of a total of 7,636,659 Common Shares and 3,818,330 warrants of the Company. Each whole warrant will allow the holder to purchase one Common Share of the Company for a price of Cdn$12.00 at any time over a five-year exercise period. Pan American also issued options to purchase up to 553,846 Common Shares (having exercise prices of between Cdn$4.55 and Cdn$12.00 and having exercise periods of between one and five years from the date of grant) in consideration for the termination of 960,000 fully vested stock options held by employees and shareholders of Corner Bay. Corner Bay, through its subsidiary corporations, owns the Alamo Dorado silver-gold deposit in Mexico. The Alamo Dorado project is described under the heading "Narrative Description of the Business - Development Projects - Alamo Dorado Project" on pages 32 through 38 of the Company's annual information form which is incorporated by reference in this Prospectus.

         In May of 2003, Pan American completed a seven-hole drill program on the Alamo Dorado project and is undertaking metallurgical testing to update a 2002 feasibility study completed by AMEC E&C Services, Inc. The updated feasibility study will examine the economic merits of processing ore from the Alamo Dorado deposit in a conventional oxide leaching mill circuit versus heap leach processing. The update will also examine the economic merits of a combination mill for high grade ore and heap leach for low grade ore. The updated study is expected to be completed in the fourth quarter of 2003. Until this study is completed and a production decision made, the acquisition of Corner Bay and the Alamo Dorado project is not expected to have any material effect on the operating results and financial position of Pan American."

                                 USE OF PROCEEDS

         Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company to fund development of the Alamo Dorado project, the expansion of the Huaron mine, other ongoing development and exploration programs and working capital requirements and for other general corporate purposes. The Company may, from time to time, issue Common Shares and other securities otherwise than through the offering of Securities pursuant to this Prospectus.

                                EARNINGS COVERAGE

         The following consolidated financial earnings deficiency figures and cash flow coverage ratios are calculated for the year ended December 31, 2002 and the 12-month period ended March 31, 2003 and give effect to all long-term financial liabilities of Pan American and the repayment, redemption or retirement thereof since those dates, respectively. The earnings coverage deficiencies, cash flow ratios and the amount of earnings, cash flow and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios or cash flow coverage ratios for any future periods. The deficiency figures and coverage ratios have been calculated based on Canadian GAAP. These coverage deficiencies, coverage ratios, earnings, cash flow or interest expense do not give effect to the issuance of any Debt Securities that may be issued pursuant to this Prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

                                                                          YEAR ENDED             12 MONTHS ENDED
                                                                       DECEMBER 31, 2002          MARCH 31, 2003
                                                                       -----------------          --------------
        Earnings coverage deficiency (1).....................            $(33,658,000)            $(33,699,000)
        Earnings coverage deficiency before                              $ (6,440,000)            $ (7,247,000)
           unusual items (2).................................
        Cash flow coverage/(deficiency) (3) (4)..............                    7.94(3)          $ (7,360,000)(4)

---------------------------

         (1) Earnings coverage deficiency is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income before interest expense and income taxes divided by interest expense on all debt.

         (2) Earnings coverage deficiency before unusual items is the dollar amount of earnings required to attain an earnings coverage ratio before unusual items of one-to-one. Earnings coverage ratio before unusual items is equal to net income before interest expense, income taxes and write-down of the Company's investment in the Quiruvilca mine and accrual for future reclamation costs for the Quiruvilca Mine divided by interest expense on all debt.

         (3) Cash flow coverage is equal to cash flow from operating, financing and investment activities before interest expense and income taxes divided by interest expense on all debt.

         (4) Cash flow deficiency is the dollar amount of cash flow required to attain a cash flow coverage ratio of one-to-one. Cash flow coverage ratio is equal to cash flow from operating, financing and investment activities before interest expense and income taxes divided by interest expense on all debt.

         The Company's interest expense requirements amounted to approximately $988,000 for the year ended December 31, 2002. The Company's losses before interest expense and income tax for the year ended December 31, 2002 were approximately $32,670,000, which is a deficiency of approximately $33,658,000 of the earnings amount necessary to attain a earnings coverage ratio of one-to-one for this period.

         The Company's interest expense requirements amounted to approximately $881,000 for the 12 months ended March 31, 2003. The Company's losses before interest expense and income tax for the 12 months ended March 31, 2003 were approximately $32,818,000, which is a deficiency of approximately $33,699,000 of the earnings amount necessary to attain a earnings coverage ratio of one-to-one for this period.

         If the Company offers any Debt Securities having a term to maturity in excess of one year under this Prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.


                          DESCRIPTION OF SHARE CAPITAL

         The Company is authorized to issue 100,000,000 Common Shares, without par value, of which 52,127,284 are issued and outstanding as at the date of this Prospectus. There are options outstanding to purchase up to 2,398,036 Common Shares at prices ranging from $3.10 to $8.18 and warrants outstanding to purchase up to 4,355,439 Common Shares at prices ranging from Cdn$3.26 to Cdn$12.00. Holders of Common Shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.


                             DESCRIPTION OF WARRANTS

GENERAL

         The Company may issue Warrants to purchase Common Shares or Debt Securities. The Company may issue Warrants independently or together with other Securities, and Warrants sold with other Securities may be attached to or separate from the other Securities. Warrants will be issued under and governed by the terms of one or more warrant indentures (each a "Warrant Indenture") between the Company and a warrant trustee (the "Warrant Trustee") that the Company will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

         Selected provisions of the Warrants and any Warrant Indenture are summarized below. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture and the Prospectus Supplement describing such Warrant Indenture.

         The Prospectus Supplement relating to any Warrants the Company offers will describe the Warrants and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and Nasdaq relating to Warrants. The Prospectus Supplement will include some or all of the following:

         o        the title of the Warrants;

         o        the aggregate number of Warrants offered;

         o        the price, if any, at which the Warrants will be offered;

         o the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, and the procedures that will result in the adjustment of those numbers;

         o        the exercise price of the Warrants;

         o the dates or periods during which the Warrants are exercisable;

         o the designation and terms of any securities with which the Warrants are issued;

         o if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;

         o if the exercise price is not payable in U.S. dollars, the currency or currency units in which the exercise price is denominated;

         o any minimum or maximum amount of Warrants that may be exercised at any one time;

         o any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

         o        the identity of the Warrant Trustee;

         o        whether the Warrants will be listed on any exchange; and

         o        any other terms of the Warrants.

         Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office or offices indicated in the Warrant Indenture and the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.

MODIFICATIONS

         The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

ENFORCEABILITY

         The Warrant Trustee will act solely as the Company's agent. The Warrant Trustee will not have any duty or responsibility if the Company defaults under the Warrant Indenture or the Warrant certificates. A Warrant holder may, without the consent of the Warrant Trustee, enforce by appropriate legal action on its own behalf the holder's right to exercise the holder's Warrants.


                         DESCRIPTION OF DEBT SECURITIES

         The Company may issue Debt Securities in one or more series under one or more indentures (each, a "Trust Indenture"), each to be entered into between the Company and a trustee (each, a "Debt Securities Trustee"). Each Debt Securities Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. Each Trust Indenture will be subject to and governed by the Company Act (British Columbia) and the United States Trust Indenture Act of 1939, as amended. A copy of the form of Trust Indenture will be filed with Canadian securities regulatory authorities and as an exhibit to the Registration Statement. The following description sets forth certain general terms and provisions of Debt Securities and is not intended to be complete. The statements made in this Prospectus relating to any Trust Indenture and Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Trust Indenture and the Prospectus Supplement describing such Trust Indenture.

         The Prospectus Supplement relating to any Debt Securities the Company offers will describe the Debt Securities and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and Nasdaq relating to Debt Securities.

GENERAL

        The Company may issue Debt Securities that may consist of debentures, convertible debentures, notes, bonds and/or other similar evidences of indebtedness from time to time in separate series. The Prospectus Supplement for any series of Debt Securities the Company offers will describe the specific terms of the Debt Securities and may include, but is not limited to, any of the following:

         o        the title of the Debt Securities;

         o        any limit on the aggregate principal amount of the Debt
                  Securities;

         o the price at which the Debt Securities will be issued (or the manner of determination thereof, if offered on a non-fixed price basis and whether at par, at a discount or at a premium);

         o        the date or dates on which the Company may issue the Debt
                  Securities;

         o        the currency of issue of the Debt Securities;

         o whether payment on the Debt Securities will be senior or subordinated to the Company's other liabilities or obligations and the terms and provisions of such subordination;

         o whether the payment of the Debt Securities will be guaranteed by any other person and the terms and provisions of any such guarantee;

         o whether the Debt Securities will be secured by assets of Pan American or any other person and the terms of such security;

         o the date or dates on which the Company will pay the principal and any premium on the Debt Securities and the portion (if less than the principal amount) of Debt Securities to be payable upon a declaration of acceleration of maturity;

         o whether and under what circumstances the date or dates on which the Company will pay the principal and any premium on the Debt Securities may be extended;

         o whether the Debt Securities will bear interest, whether the interest is payable in cash, securities or a combination thereof, the interest rate or the method of determining the interest rate (which may be fixed or variable), the date from which interest will accrue, the dates on which the Company will pay interest and the record dates for interest payments;

         o the place or places the Company will pay principal, any premium and interest and the place or places where Debt Securities can be presented for registration of transfer or exchange;

         o whether and under what circumstances the Company will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the Debt Securities, and whether the Company will have the option to redeem the Debt Securities rather than pay the additional amounts;

         o whether and under what circumstances the Company will be obligated to redeem or repurchase the Debt Securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder;

         o whether and under what circumstances the Company may redeem the Debt Securities at its option;

         o the terms and conditions, if any, upon which the Company may redeem or repurchase the Debt Securities prior to maturity and the price or prices at which the Debt Securities will be redeemed or repurchased;

         o        the denominations in which the Company will issue any Debt
                  Securities;

         o whether the Company will make payments on the Debt Securities in a currency or currency unit other than United States dollars or by delivery of Common Shares or other property;

         o whether payments on the Debt Securities will be payable with reference to any index or formula;

         o whether the Company will issue the Debt Securities as global securities and, if so, the identity of the depositary for the global securities;

         o whether the Company will issue the Debt Securities as bearer securities, registered securities or both;

         o        any changes or additions to events of default or covenants;

         o the applicability of, and any changes or additions to, the provisions for defeasance described under "Defeasance" below;

         o whether the holders of any series of Debt Securities have special rights if specified events occur;

         o the terms for any conversion or exchange of the Debt Securities for any other securities;

         o provisions as to modification, amendment or variation of any rights or terms attaching to the Debt Securities;

         o        the identity of the Debt Securities Trustee;

         o        whether the Debt Securities will be listed on any exchange;
                  and

         o        any other terms of the Debt Securities.

         Unless stated otherwise in the applicable Prospectus Supplement, no holder will have the right to require the Company to repurchase the Debt Securities and there will be no increase in the interest rate if the Company becomes involved in a highly leveraged transaction or if there is a change of control of the Company.

         The Company may issue Debt Securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these Debt Securities at a discount below their stated principal amount. The Company may also sell any of the Debt Securities for a currency or currency unit other than United States dollars, and payments on the Debt Securities may be payable in a currency or currency unit other than United States dollars. In any of these cases, the Company will describe any Canadian and United States federal income tax consequences and other special considerations in the applicable Prospectus Supplement.

         The Company may issue Debt Securities with terms different from those of Debt Securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless the reopening was restricted when such series was created).

FORM, DENOMINATIONS AND EXCHANGE

         Debt Securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The Trust Indenture may also provide that Debt Securities of a series will be issuable in global form. Unless otherwise indicated in the Prospectus Supplement, bearer securities will have interest coupons attached.

         Registered Debt Securities of any series will be exchangeable for other registered Debt Securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. If (but only if) provided in the Prospectus Supplement and Trust Indenture, bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered Debt Securities of the same series in any authorized denominations and of a like aggregate principal amount and tenor. In such event, bearer Debt Securities surrendered in a permitted exchange for registered Debt Securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Trust Indenture.

         The applicable Prospectus Supplement may indicate the place or places to register a transfer of Debt Securities. Except for certain restrictions set forth in the Trust Indenture, no service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

         The Company shall not be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series is to be redeemed and ending at the close of business on: (A) if Debt Securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or (B) if Debt Securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered Debt Security, or a portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; (iii) exchange any bearer Debt Security selected for redemption, except that, to the extent provided with respect to such bearer security, such bearer security may be exchanged for a registered Debt Security of that series and like tenor, provided that such registered security shall be immediately surrendered for redemption with written instruction for payment consistent with the provisions of the Trust Indenture; or

(iv) issue, register the transfer of or exchange any Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

PAYMENT

         Unless stated otherwise in the Prospectus Supplement and the Trust Indenture, the Company will make payments on the Debt Securities at the relevant office or agency of the Debt Securities Trustee or the Company can make payments by: (i) cheque mailed or delivered to the person entitled at the address appearing in the security register of the Debt Securities Trustee; or (ii) wire transfer to an account in the United States or Canada of the person entitled to receive payments. Unless stated otherwise in the applicable Prospectus Supplement, the Company will make payment to the persons in whose names the Debt Securities are registered on the close of business on the day or days specified in the Trust Indenture. The Company will make Debt Securities payments in other forms at a place designated by the Company and specified in the applicable Prospectus Supplement and Trust Indenture.

GLOBAL SECURITIES

         The registered Debt Securities of a series may be issued in whole or in part in global form (a "Global Security") and will be registered in the name of and be deposited with a depositary (the "Depositary"), or its nominee, each of which will be identified in the Prospectus Supplement. Unless and until exchanged, in whole or in part, for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of the successor.

         The specific terms of the depositary arrangement with respect to any portion of a particular series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series and the Trust Indenture. The Company anticipates that the following provisions will apply to all depositary arrangements.

         Upon the issuance of a Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the Global Security to the accounts of such persons having accounts with such Depositary or its nominee ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to interest of Participants) or by Participants or persons that hold through Participants (with respect to interests of persons other than Participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

         So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Security for all purposes under the Trust Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Trust Indenture.

         Any payments of principal of, premium, if any, and interest on Global Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Debt Securities Trustee or any paying agent for Debt Securities represented by the Global Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such Participants.

         If a Depositary for a Global Security representing a particular series of Debt Securities is at any time unwilling or unable or no longer qualified to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for a Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have Debt Securities of a series represented by a Global Security and, in such event, will issue Debt Securities of a series in definitive form in exchange for all of the Global Securities representing the series of Debt Securities.

MERGER, AMALGAMATION OR CONSOLIDATION

         The Trust Indenture will provide that the Company may not consolidate with or amalgamate or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

         o the Company is the surviving person, or the resulting, surviving or transferee person, if other than the Company, is organized and existing under the laws of Canada, any province or territory thereof, the United States, any state thereof or the District of Columbia, or, if the amalgamation, merger, consolidation or other transaction would not impair the rights of holders, any other country;

         o the successor person assumes all obligations of the Company under the Debt Securities and the Trust Indenture; and

         o the Company or such successor person will not be in default under the Trust Indenture immediately after the transaction.

         When such a person assumes the Company's obligations in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Trust Indenture.

TAX REDEMPTION

         If and to the extent specified in an applicable Prospectus Supplement and Trust Indenture, the Debt Securities of a series will be subject to redemption at any time, in whole but not in part at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below: if (i) the Company determines that (A) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement and Trust Indenture if any date is so specified, the Company has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Security of such series as described below under "Canadian Withholding Taxes"; or (B) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any province or territory thereof, including any of those actions specified in
(A) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company of legal counsel of recognized standing, will result in the Company becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any Debt Securities of such series; and (ii) in any such case, the Company in its business judgment determines that such obligation cannot be avoided by the use of reasonable measures available to the Company; provided however, that (a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Debt Securities then due, and (b) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

         In the event that the Company elects to redeem the Debt Securities of such series pursuant to the provisions set forth in the preceding paragraph, the Company shall deliver to the Debt Securities Trustee a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities of such series pursuant to their terms.

CANADIAN WITHHOLDING TAXES

         If and to the extent specified in an applicable Prospectus Supplement and Trust Indenture, all payments made by or on behalf of the Company under or with respect to the Debt Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Canadian Taxes") unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

         If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Debt Securities, the Company will pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Debt Securities after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder of Debt Securities would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of Debt Securities (other than Excluded Holders as defined herein) that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the "Tax Act") directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of Debt Securities (an "Excluded Holder") in respect of the beneficial owner thereof:

      (1) with which the Company does not deal at arm's length (for purposes of the Tax Act) at the time of the making of such payment;

      (2) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

      (3) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Debt Securities or the receipt of payment thereunder.

         The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the holder of the Debt Securities, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

         The foregoing obligations shall survive any termination, defeasance or discharge of the Trust Indenture.

PROVISION OF FINANCIAL INFORMATION

         Unless stated otherwise in an applicable Prospectus Supplement and Trust Indenture, the Company will file with the Debt Securities Trustee and mail to all holders of Debt Securities, as their names and addresses appear in the security register, copies of its annual report or the information, documents and other reports that the Company is required to provide to its shareholders pursuant to the applicable Canadian securities legislation and the Company Act (British Columbia) and information filed by the Company with the SEC. The Company will agree to continue to provide the Debt Securities Trustee and holders (a) within 140 days after the end of each financial year, an annual report; and (b) within 60 days after the end of each of the first three financial quarters of each financial year, quarterly reports, even if the Company is no longer required to do so under the Canadian securities legislation or the Company Act (British Columbia) and information filed by the Company with the SEC. The information contained in these reports will be, at a minimum, the information required to be provided in annual and quarterly reports by law in Canada to security holders of a corporation with securities listed on the TSX whether or not the Company has any of its securities listed on such stock exchange.

EVENTS OF DEFAULT

         When the Company uses the term "event of default" in this Prospectus, the Company means:

         o the Company fails to pay principal of, or any premium on, any Debt Securities of that series when it is due;

         o the Company fails to pay interest or any additional amounts on any Debt Securities of that series for 30 days from the date such amounts are due;

         o the Company fails to comply with any of its other agreements in the Trust Indenture that affect or are applicable to the Debt Securities for 60 days after the Company receives written notice from the Debt Securities Trustee or after the Company and the Debt Securities Trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities;

         o certain events involving its bankruptcy, insolvency or reorganization; and

         o any other event of default provided for that series of Debt Securities in the Trust Indenture.

         An event of default under one series of Debt Securities will not necessarily be an event of default under another series. The Debt Securities Trustee may withhold notice to the holders of Debt Securities of any event of default (except in the payment of principal or interest) if in good faith it considers it in the interests of the holders to do so.

         If an event of default for any series of Debt Securities occurs and continues, the Debt Securities Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series, subject to any subordination provisions, may require the Company to repay immediately:

         o        the entire principal of the Debt Securities of the series; or

         o if the Debt Securities are discounted securities, that portion of the principal as is described in the applicable Prospectus Supplement and Trust Indenture.

         If an event of default relates to events involving the Company's bankruptcy, insolvency or reorganization, the principal of all Debt Securities will become immediately due and payable without any action by the Debt Securities Trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind this accelerated payment requirement.

         If Debt Securities are discounted securities, the applicable Prospectus Supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

         Other than its duties in case of an event of default, the Debt Securities Trustee is not obligated to exercise any of its rights or powers under the Trust Indenture at the request, order or direction of any holders, unless the holders offer the Debt Securities Trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Debt Securities Trustee, or exercising any power conferred upon the Debt Securities Trustee, for any series of Debt Securities.

         The Company will be required to furnish to the Debt Securities Trustee a statement annually as to its compliance with all conditions and covenants under the Trust Indenture and, if the Company is not in compliance, the Company must specify any events of default.

         No holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Trust Indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

      (1) the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default with respect to the Debt Securities of the affected series;

      (2) the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the Debt Securities Trustee to institute a proceeding as trustee; and

      (3) the Debt Securities Trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer.

         However, the above limitations do not apply to a suit instituted by a holder of Debt Securities for the enforcement of payment of principal of, or any premium or interest on, the Debt Securities on or after the applicable due date specified in the Debt Securities.

DEFEASANCE

         When the Company uses the term "defeasance" in this Prospectus, the Company means discharge from some or all of its obligations under a Trust Indenture. If the Company deposits with the Debt Securities Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a series, then at its option:

         o the Company will be discharged from its obligations with respect to the Debt Securities of that series; or

         o the Company will no longer be under any obligation to comply with certain restrictive covenants under the Trust Indenture, and certain events of default will no longer apply to the Company.

         If this happens, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Trust Indenture except for registration of transfer and exchange of Debt Securities and the replacement of lost, stolen or mutilated Debt Securities. These holders may look only to the deposited fund for payment on their Debt Securities.

         To exercise its defeasance option, the Company must deliver to the Debt Securities Trustee:

      (1) an opinion of counsel in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred;

      (2) an opinion of counsel in the United States to the effect that the holders of the outstanding Debt Securities of the affected series will not recognize gain or loss for United States federal income tax purposes as a result of a defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred; and

      (3) a certificate of an officer of the Company and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been satisfied.

         If the Company will be discharged from its obligations with respect to the Debt Securities, and not just from its covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

         In addition to the delivery of the opinions described above, the following conditions must be met before the Company may exercise its defeasance option:

         o no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the Debt Securities of the affected series;

         o the Company is not an "insolvent person" within the meaning of applicable bankruptcy and insolvency legislation; and

         o        other customary conditions precedent are satisfied.

MODIFICATION AND WAIVER

         The Company may modify a Trust Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

         o change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any Debt Securities;

         o reduce the principal, premium, if any, or interest rate or any obligation to pay any additional amounts;

         o reduce the amount of principal of a Debt Security payable upon acceleration of its maturity;

         o        change the place or currency of any payment;

         o affect the holder's right, if any, to require the Company to repurchase the Debt Securities at the holder's option;

         o impair the right of the holders to institute a suit to enforce their rights to payment;

         o adversely affect any conversion or exchange right related to a series of Debt Securities;

         o change the percentage of Debt Securities required to modify the Trust Indenture or to waive compliance with certain provisions of the Trust Indenture; or

         o reduce the percentage in principal amount of outstanding Debt Securities necessary to take certain actions.

         The holders of a majority in principal amount of outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, in so far as only that series is concerned, past defaults under the Trust Indenture and the Company's compliance with certain restrictive provisions of the Trust Indenture. However, these holders may not waive a default in any payment on any Debt Securities or compliance with a provision that cannot be modified without the consent of each holder affected.

         The Company may modify the Trust Indenture without the consent of the holders to:

         o        evidence its successor under the Trust Indenture;

         o add to covenants or surrender any right or power for the benefit of holders;

         o        add events of default;

         o provide for bearer securities to become registered securities under the Trust Indenture and make other such changes to bearer securities that in each case do not materially and adversely affect the interests of holders of outstanding Debt Securities;

         o        establish the forms of the Debt Securities;

         o        appoint a successor trustee under the Trust Indenture;

         o add provisions to permit or facilitate the defeasance or discharge of the Debt Securities as long as there is no adverse affect on the holders;

         o cure any ambiguity, correct or supplement any defective or inconsistent provision, make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding securities and related coupons, if any; or

         o to change or eliminate any provisions where such change takes effect when there are no securities outstanding under the Trust Indenture.

GOVERNING LAW

         The Trust Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia.

THE TRUSTEE

         The Debt Securities Trustee under the Trust Indenture or its affiliates may provide banking, registrar and transfer agency and other services to the Company in the ordinary course of their business.

         The Trust Indenture will contain certain limitations on the rights of the Debt Securities Trustee, as long as it or any of its affiliates remains the Company's creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. If the Debt Securities Trustee or any affiliate acquires any conflicting interest and an event of default occurs with respect to the Debt Securities, the Debt Securities Trustee must eliminate the conflict or resign.

                              PLAN OF DISTRIBUTION

GENERAL

         The Company may offer and sell the Securities, separately or together:
(i) to one or more underwriters or dealers; (ii) through one or more agents; or
(iii) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices. The Company may only offer and sell the Securities pursuant to a Prospectus Supplement during the 25-month period that this Prospectus, including any amendments hereto, remains valid. The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting commissions or discounts and other items constituting underwriters' compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

BY UNDERWRITERS OR DEALERS

         If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased. The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities. Any such fee or commission will be paid out of the general corporate funds of the Company.

         If dealers are used, and if so specified in the applicable Prospectus Supplement, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY AGENTS

         The Securities may also be sold through agents designated by the Company. Any agent involved will be named, and any fees or commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Any such fees or commissions will be paid out of the general corporate funds of the Company. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

DIRECT SALES

         Securities may also be sold directly by the Company at such prices and upon such terms as agreed to by the Company and the purchaser. In this case, no underwriters, dealers or agents would be involved in the offering.

GENERAL INFORMATION

         Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under Canadian provincial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

         In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

         In accordance with the rules of the National Association of Securities Dealers, Inc., the Company will not pay a commission to a broker-dealer in connection with any sale of Securities under this Prospectus that is in excess of 6%.


                     CHANGES TO CONSOLIDATED CAPITALIZATION

         Since December 31, 2002, the following changes have occurred to the share and loan capital of the Company, on a consolidated basis:

         o on February 20, 2003, the Company completed the acquisition of Corner Bay Silver Inc. by issuing 7,636,659 Common Shares and 3,818,329 warrants to purchase Common Shares (having an exercise price of Cdn$12.00 for a five-year period ending February 20, 2008). The Company also granted 553,846 stock options to purchase Common Shares (having exercise prices of between Cdn$4.55 and Cdn.$12.00 and having exercise periods of between one and five years from the date of grant) in consideration for the termination of 960,000 fully vested stock options held by employees and shareholders of Corner Bay;

         o the Company issued 507,171 Common Shares pursuant to the exercise of stock options;

         o the Company issued 100,000 Common Shares pursuant to the exercise of warrants;

         o the Company reduced its $5.15 million loan on the Huaron property from Banco de Credito del Peru by $812,000. The Huaron loan bears interest at six-month LIBOR plus 3% and is repayable at the rate of $135,417 per month;

         o Pan American drew down $8,000,000 of its $10,000,000 La Colorada project loan facility with International Finance Corporation ("IFC"). The IFC loan bears interest at six-month LIBOR plus 3.50% until certain technical and financial tests are achieved and six-month LIBOR plus 3.25% thereafter. The IFC loan is repayable in semi-annual instalments of $1,000,000 commencing November 14, 2004. In addition to the interest payments on the outstanding balance of the IFC loan, Pan American will be required to make additional payments to IFC if the average price of silver for a year exceeded $4.75 per ounce. Such payment would be equal to 20% of the positive difference between the average price per ounce of silver for a year and $4.75 multiplied by the number of ounces of silver produced by the La Colorada mine divided by $10,000,000 and multiplied by the greater of the loan balance at the end of the year or the originally scheduled loan balance at the end of a year; and

         o Pan American has sold forward 11,400 tonnes of zinc. These sales were designated as a hedge and represent sales of 1,100 tonnes per month for each of the months of June 2003 through and including February 2004 at a price of $824 per tonne and sales of 500 tonnes per month for each of the months of March 2004 through and including May 2004 at a price of $817 per tonne. The difference between the average monthly London zinc cash settlement price and the forward sales price will be credited or charged to Pan American's revenue during the June 2003 through May 2004 period.


                                  RISK FACTORS

         Prospective investors in a particular offering of the Securities should consider, in addition to information contained in the Prospectus Supplement relating to that offering or in other documents incorporated by reference herein, the risks described in the Company's Annual Information Form under the heading "Narrative Description of the Business - Trends and Uncertainties" and in the Company's management's discussion and analysis of financial condition and results of operations that are incorporated by reference herein as at the date of the Prospectus Supplement relating to the particular offering of Securities.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR

         The auditors of the Company are Deloitte & Touche LLP, Four Bentall Centre, 2800 - 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1P4.

         The transfer agent and registrar for the Common Shares of the Company is Computershare Trust Company of Canada at its principal offices in Vancouver and Toronto.


                                     EXPERTS

         The consolidated financial statements of the Company for the years ended December 31, 2002 and 2001 which are incorporated in this Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of Corner Bay Silver Inc. as at June 30, 2002 and 2001 and the consolidated statements of operations and deficit and cash flow of Corner Bay Silver Inc. for each of the years in the three year period ended June 30, 2002 which are included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.


           DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

         The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference", the consent of Deloitte & Touche LLP and the consent of PricewaterhouseCoopers LLP. If debt securities are offered by a Prospectus Supplement, there will be filed with the SEC a form of Trust Indenture and a Debt Securities Trustee's Statement of Eligibility on Form T-1.


                      CANADIAN PURCHASERS' STATUTORY RIGHTS

         Securities legislation in certain of the provinces provides purchasers with the right to withdraw from an agreement to purchase the Securities offered hereby within two business days after receipt or deemed receipt of a prospectus, a Prospectus Supplement (including a pricing supplement) relating to Securities purchased by a purchaser and any amendments thereto. In several of the provinces, Securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus, a Prospectus Supplement relating to Securities purchased by a purchaser and any amendments thereto contain a misrepresentation or are not delivered to the purchaser but such remedies must be exercised by the purchaser within the time limit prescribed by the Securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the Securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                        PAGE
                                                                                                        ----
Consolidated Financial Statements Of CORNER BAY SILVER INC.
AUDITORS' REPORT.............................................................................           F-3
Consolidated Balance Sheet as at December 31, 2002 (unaudited) and as at June 30, 2002 and June
30, 2001 (audited)...........................................................................           F-4
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT for the six months ended December 31, 2002 and
December 31, 2001 (unaudited) and for the years ended June 30, 2002, June 30, 2001 and June 30,
2000 (audited)...............................................................................           F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS for the six months ended December 31, 2002 and December
31, 2001 (unaudited) and for the years ended June 30, 2002, June 30, 2001, and June 30, 2000
(audited)....................................................................................           F-6
Notes to Consolidated Financial Statements...................................................           F-7
Supplementary Information About Mineral Property Expenditures For The Six Months Ended December
31, 2002 (Unaudited).........................................................................           F-22
Supplementary Information About General And Administrative Costs For The Six Months Ended
December 31, 2002 (Unaudited)................................................................           F-23
Unaudited Pro Forma Consolidated Financial Statements Of Pan American Silver Corp............           F-24
COMPILATION REPORT...........................................................................           F-25
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2002 (UNAUDITED).....................           F-26
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED
MARCH 31, 2003 (UNAUDITED)...................................................................           F-27
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
DECEMBER 31, 2002 (UNAUDITED)................................................................           F-28
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.....................................           F-29


Unaudited and Audited Consolidated Financial Statements of


CORNER BAY SILVER INC.

AUDITORS' REPORT
September 6, 2002


To the Directors of
Corner Bay Silver Inc.


We have audited the consolidated balance sheets of Corner Bay Silver Inc. as at June 30, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2002 in accordance with Canadian generally accepted accounting principles.




(Signed) PRICEWATERHOUSECOOPERS LLP

Chartered Accountants
Toronto, Ontario



COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated September 6, 2002 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when they are adequately disclosed in the financial statements.


(Signed) PRICEWATERHOUSECOOPERS LLP

Chartered Accountants
Toronto, Ontario

                             CORNER BAY SILVER INC.

                           Consolidated Balance Sheets
                 As at December 31, 2002, June 30, 2002 and 2001
            (expressed in Canadian dollars, unless otherwise stated)


                                                                 DECEMBER 31         JUNE 30         JUNE 30
                                                                    2002              2002             2001
                                                               --------------    --------------   --------------
                                                                  (UNAUDITED)
ASSETS
Current
   Cash                                                        $    4,831,220    $    5,323,564   $    4,022,422
   Accounts receivable                                                163,965           197,673          176,912
   Prepaid expenses and deposits                                        2,595            16,887           27,389
                                                               --------------    --------------   --------------
                                                                    4,997,780         5,538,124        4,226,723
Deposits- reclamation bonds                                            30,000            30,000           30,000
Investments - quoted market value of $nil
   (2001 - $61,933) (note 8)                                                -                 -           43,353
Deferred exploration expenditure (note 3)                           8,781,564         7,705,865        4,551,072
Property, plant and equipment (note 4)                              3,893,658         3,896,461           96,870
                                                               --------------    --------------   --------------
                                                               $   17,703,002    $   17,170,450   $    8,948,018
                                                               ==============    ==============   ==============
LIABILITIES
Current
   Accounts payable and accrued liabilities                    $    1,355,103    $      316,914   $      387,963
                                                               --------------    --------------   --------------
SHAREHOLDERS' EQUITY
Capital stock (note 5)                                             25,499,004        24,314,504       14,813,154
Contributed surplus                                                   537,005           537,005          537,005
Deficit                                                            (9,688,110)       (7,997,973)      (6,790,104)
                                                               --------------    --------------   --------------
                                                                   16,347,899        16,853,536        8,560,055
                                                               --------------    --------------   --------------
                                                               $   17,703,002    $   17,170,450   $    8,948,018
                                                               ==============    ==============   ==============


Nature of operations and going concern (note 1)

Commitments (note 10)

APPROVED BY THE BOARD OF DIRECTORS



(signed) John H. Wright, Director



(signed) Ross J. Beaty, Director

                             CORNER BAY SILVER INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

            (expressed in Canadian dollars, unless otherwise stated)


                                         FOR THE SIX MONTHS ENDED                   FOR THE YEARS ENDED
                                               DECEMBER 31,                               JUNE 30,
                                     --------------------------------   -------------------------------------------
                                          2002               2001           2002           2001            2000
                                     --------------      ------------   ------------   ------------    ------------
                                       (Unaudited)        (Unaudited)
OTHER INCOME
   Interest                            $     61,361      $     49,739   $     94,013   $    127,474    $     48,611
   Other                                     14,500            73,001        201,831         97,500          64,900
                                       ------------      ------------   ------------   ------------    ------------
                                             75,861           122,740        295,844        224,974         113,511
OTHER EXPENSES
   General and administrative             1,765,998           497,925      1,467,007        798,073         521,338
   Amortization                                   -             9,109              -         25,312          19,251
                                       ------------      ------------   ------------   ------------    ------------
                                          1,765,998           507,034      1,467,007        823,385         540,589
Gain on disposal of assets                        -                 -              -              -         (14,465)
Gain on disposal of investments                   -                 -         (5,805)             -               -
Writedown of investments                          -                 -              -              -          22,606
Write-down of property, plant
   and equipment                                  -                 -         42,511         95,833               -
Write-down of deferred
  exploration expenditure                         -                 -              -        373,627       1,088,239
                                       ------------      ------------   ------------   ------------    ------------
                                          1,765,998           507,034      1,503,713      1,292,845       1,636,969
                                       ------------      ------------   ------------   ------------    ------------
Loss for the period                      (1,690,137)         (384,294)    (1,207,869)    (1,067,871)     (1,523,458)
Deficit, beginning of period             (7,997,973)       (6,790,104)    (6,790,104)    (5,722,233)     (4,198,775)
                                       ------------      ------------   ------------   ------------    ------------
Deficit, end of period                 $ (9,688,110)     $ (7,174,398)  $ (7,997,973)  $ (6,790,104)   $ (5,722,233)
                                       ============      ============   ============   ============    ============
Basic and diluted
   loss per share                            ($0.09)           ($0.02)        ($0.07)        ($0.08)         ($0.14)
Weighted average number
   of shares outstanding                 19,385,808        15,876,053     16,697,807     13,912,182      10,760,945



                             CORNER BAY SILVER INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

            (expressed in Canadian dollars, unless otherwise stated)


                                           FOR THE SIX MONTHS ENDED                FOR THE YEARS ENDED
                                                 DECEMBER 31,                            JUNE 30,
                                         ----------------------------   ------------------------------------------
                                             2002            2001           2002           2001            2000
                                         ------------    ------------   ------------  -------------    ------------
                                         (Unaudited)      (Unaudited)
CASH PROVIDED BY (USED IN)
Operating activities
   Loss for the period                   $ (1,690,137)   $   (384,294)  $ (1,207,869) $  (1,067,871)   $ (1,523,458)
   Write-off of deferred
     exploration expenditure                        -               -              -        373,627       1,088,239
   Writedown of investments                         -               -              -              -          22,606
   Amortization                                     -           9,109              -         25,312          19,251
   Write-off of property, plant
     and equipment                                  -               -         42,511         95,833               -
   Gain on disposal of
     investments                                    -               -         (5,805)             -               -
   Gain on disposal of assets                       -               -              -              -         (14,465)
                                         ------------    ------------   ------------  -------------    ------------
                                           (1,690,137)       (375,185)    (1,171,163)      (573,099)       (407,827)
Net (increase) decrease in non-cash
   working capital balances related to
   operations (note 11)                     1,086,189        (184,805)       (81,308)        82,054         237,610
                                         ------------    ------------   ------------  -------------    ------------
                                             (603,948)       (559,990)    (1,252,471)      (491,045)       (170,217)
                                         ------------    ------------   ------------  -------------    ------------
Investing activities
   Deferred exploration expenditure
     and property, plant and equipment
        Expenditures                       (1,072,896)     (1,415,279)    (3,147,522)    (1,460,057)     (2,185,566)
        Option receipts                             -               -              -          5,975          25,000
        Proceeds on disposal of assets              -               -              -              -          28,057
        Proceeds on disposal of
          investments                               -               -         49,158              -          73,486
   Purchase of assets under construction            -               -       (400,000)             -               -
   Purchase of equipment                            -               -         (6,873)             -               -
                                         ------------    ------------   ------------  -------------    ------------
                                           (1,072,896)     (1,415,279)    (3,505,237)    (1,454,082)     (2,059,023)
                                         ------------    ------------   ------------  -------------    ------------
Financing activities
   Issue of common shares                   1,184,500         350,849      6,058,850      5,038,397       2,499,391
                                         ------------    ------------   ------------  -------------    ------------
Increase (decrease) in cash during
   the period                                (492,344)     (1,624,420)     1,301,142      3,093,270         270,151
Cash, beginning of the period               5,323,564       4,022,422      4,022,422        929,152         659,001
                                         ------------    ------------   ------------  -------------    ------------
Cash, end of the period                  $  4,831,220    $  2,398,002   $  5,323,564  $   4,022,422    $    929,152
                                         ============    ============   ============  =============    ============


Supplemental cash flow information (note 11)

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

1.     NATURE OF OPERATIONS AND GOING CONCERN

       The Company is in the process of exploring its mineral properties and is establishing the amount of ore reserves that are economically recoverable from the Mexico property. The recoverability of amounts shown for these properties and related deferred exploration expenditures are dependent upon the discovery of economically recoverable reserves, the preservation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain the financing necessary to complete the development of the properties, and future profitable production or, alternatively, upon the Company's ability to dispose of its interest on an advantageous basis. Changes in future conditions could require material writedowns of the carrying amounts of deferred exploration expenditure.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). Significant differences from United States accounting principles are disclosed in Note 15.

       BASIS OF CONSOLIDATION

       These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Corner Bay Resources Inc. and Pan MacKenzie Resources Inc. (including its wholly owned subsidiary Minera Corner Bay S.A. de C.V.).

       DEFERRED EXPLORATION EXPENDITURE

       The deferred exploration expenditure is recorded at cost, net of incidental revenues generated from the particular properties. These net costs are deferred until the properties to which they relate are placed into production, sold or abandoned.

       In March 2000, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) issued Accounting Guideline No. 11 entitled, "Enterprises in the Development Stage" (AcG 11), and subsequently, on March 12, 2002, issued Emerging Issues Committee (EIC) 126 "Accounting by Mining Enterprises for Exploration Costs." These guidelines address three distinct issues: (i) capitalization of costs/expenditures (ii) impairment and (iii) disclosure. Prior to their issuance, development state entities were exempt from following certain aspects of Canadian generally accepted accounting principles (GAAP). EIC 126 and AcG 11 require that all companies account for transactions based on the underlying characteristics of the transactions rather than the maturity of the enterprise. In addition, EIC 126 and AcG 11 require specific disclosure of information by development stage companies. These guidelines were effective for financial periods beginning on or after April 1, 2000, which affects the Company's financial years ended on or after June 30, 2001.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       EIC 126 and AcG 11 affect mining companies with respect to the deferral of exploration costs. The appropriate accounting guidance is contained in
       Section 3061, "Property, Plant and Equipment" of the CICA Handbook which permits, but does not require, exploration costs to be capitalized as part of a mining property, if the Company considers that such costs have the characteristics of property, plant and equipment. Under this view, deferred exploration expenditure would not automatically be subject to regular assessment of recoverability, unless conditions such as those discussed in EIC 126 and AcG 11 exist.

       There would need to be an assessment of deferred exploration expenditure. Assessment of the probability of recoverability of deferred exploration expenditure from future operations will require the preparation of a projection based on objective evidence of economic reserves such as a feasibility study.

       The status of the Company's operations is such that, like most mining companies in the exploration stage, it would not be practical to obtain a feasibility study or provide other information that could be used to support capitalization of deferred exploration expenditure under the alternative view.

       EIC 126 and AcG 11 did not have a significant impact on the Company's consolidated financial statements.

       PROPERTY, PLANT AND EQUIPMENT

       Land and exploration equipment are recorded at cost. Exploration equipment is amortized on a reducing balance basis at various rates from 14% to 33%. Amortization relating to equipment used on the mineral properties is capitalized as part of the deferred exploration expenditure balance.

       ASSETS UNDER CONSTRUCTION

       Assets under construction consist of equipment to be commissioned at the Mexico property site. The assets will be included as part of the equipment balance once refurbished and transferred to the site. These assets are not being amortized, as they are not currently ready for use.

       FINANCIAL INSTRUMENTS

       The carrying amounts of cash, receivables, prepaid expenses and deposits, accounts payable and accrued liabilities approximate the fair values of those financial instruments due to the short-term maturities of such instruments. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. The Company places its cash with high credit quality financial institutions.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       INCOME TAXES

       The provision for future income taxes is based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying statutory income tax rates applicable to future years to differences between the financial statements' carrying amounts and the income tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes is not, more likely than not, to be realized.

       STOCK-BASED COMPENSATION PLAN

       The Company has one stock option plan, which is described in note 5. No compensation expense is recognized for this plan when stock or stock options are issued to employees. Any consideration paid on exercise of stock options or purchase of stock is credited to capital stock.

       Effective July 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments in exchange for goods and services. The section requires that all stock-based awards made to non-employees be measured and recognized using a fair-value based method. The section encourages a fair-value based method for all awards granted to directors, officers and employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights and awards that call for settlement in cash or other assets.

       For stock options granted to directors, officers and employees, the Company has adopted the intrinsic value method of accounting for stock-based compensation. Under this method compensation expense is recognized for the excess, if any, of the quoted market price of the Company's common shares over the common share option exercise price on the day that options are granted.

       LOSS PER SHARE

       Basic loss per share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year, including contingently issuable shares that are included when the conditions necessary for issuance have been met. Diluted earnings per share are calculated in a manner similar to basic earnings per share, except the weighted average number of shares outstanding are increased to include potential common shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares included in the calculation is based on the treasury stock method for options and warrants and on the as if converted method for convertible securities.

       During the year ended June 30, 2001, the Company changed its method of accounting for earnings per share to comply with the revised standard issued by the CICA Handbook, Section 3500, "Earnings per share". There was no difference between the loss per share calculated under the new standard and the amount that would have been calculated using the previous standard.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       USE OF ESTIMATES

       The preparation of financial statements in conformity with Canadian generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses during the reporting period. Actual results could differ from these estimates.

       TRANSLATION OF FOREIGN CURRENCIES

       As the Company considers all of its foreign operations to be fully integrated, all items denominated in foreign currencies have been translated using the temporal method. Under this method, monetary assets and liabilities and non-monetary items carried at market values are translated at the year and period end exchange rate. Other non-monetary items and revenue and expenses are translated at approximate rates in effect at the dates of the transactions, except depletion and amortization, which are translated at the same rates as the related assets.

3.     MINERAL PROPERTIES

                                                         MEXICO         MARITIMES      CHIBOUGAMAU         TOTAL
                                                      ------------      ----------    -------------    ------------
       Balance - June 30, 1999                        $  1,018,492      $  401,611    $   1,097,825    $  2,517,928
       Expenditures                                      2,114,901           1,411                -       2,116,312
       Option receipts                                           -         (25,000)          (9,586)        (34,586)
       Writedown                                                 -               -       (1,088,239)     (1,088,239)
                                                      ------------      ----------    -------------    ------------
       Balance - June 30, 2000                           3,133,393      $  378,022    $           -    $  3,511,415
       Expenditures                                      1,388,451           1,580                -       1,390,031
       Option receipts                                           -          (5,975)               -          (5,975)
       Amortization of equipment capitalized                29,228               -                -          29,228
       Writedown                                                 -        (373,627)               -        (373,627)
                                                      ------------      ----------    -------------    ------------
       Balance - June 30, 2001                           4,551,072               -                -       4,551,072
       Expenditures                                      3,147,522               -                -       3,147,522
       Amortization of equipment capitalized                 7,271               -                -           7,271
                                                      ------------      ----------    -------------    ------------
       Balance - June 30, 2002                           7,705,865               -                -       7,705,865
       Expenditures (Unaudited)                            534,911               -                -         534,911
       Purchase of concessions (Unaudited)                 537,985               -                -         537,985
       Amortization of equipment
         capitalized (Unaudited)                             2,803               -                -           2,803
                                                      ------------      ----------    -------------    ------------
       Balance - December 31, 2002 (Unaudited)        $  8,781,564      $        -    $           -    $  8,781,564
                                                      ============      =========     ============     ============

       The Alamo Dorado silver/gold property is located in the northwestern state of Sonora, Mexico. Paved roads connect the state capital of Hermosillo to the town of Alamos, which is 67 kilometers northwest of the Alamo Dorado Project.

       The 5,369 hectare property consists of the 504 hectare Alamo Ocho concession held under option by the Company, and the 4,865 hectare Alamo Dorado concession, which is owned 100% by the Company and surrounds the Alamo Ocho concession. The Company can earn a 100% interest in Alamo Ocho by paying US$800,000 over six years. Payments are made semi-annually, of which US$441,000 (unaudited) was paid to December 31, 2002 (June 30, 2002, 2001 and 2000 were US$450,000, $325,000 and $nil, respectively).

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       During the year ended June 30, 2002, the Company incurred $131,147 (2001 and 2000 - $nil) in rental payments, and is committed to annual rental payments of $114,150. During the six-month periods ended December 31, 2002 and 2001, the Company incurred $35,906 and $23,491 (unaudited), respectively, in rental payments.

4.    PROPERTY, PLANT AND EQUIPMENT

                                                            JUNE 30                                       JUNE 30
                                          ACCUMULATED        2002                      ACCUMULATED         2001
                               COST      AMORTIZATION        NET             COST      AMORTIZATION         NET
                          ------------   ------------    ------------   ------------   ------------    ------------
       Equipment          $     66,683   $     14,722    $     53,961   $    129,415   $     32,545    $     96,870
       Assets under
           Construction      3,842,500              -       3,842,500              -              -               -
                          ------------   ------------    ------------   ------------   ------------    ------------
                          $  3,911,183   $     14,722    $  3,896,461   $    129,415   $     32,545    $     96,870
                          ============   ============    ============   ============   ============    ============


                                                          DECEMBER 31
                                          ACCUMULATED        2002
       (UNAUDITED)            COST       AMORTIZATION        NET
       -----------        ------------   ------------    ------------
       Equipment          $    139,917   $     88,759    $     51,158
       Assets under
           Construction      3,842,500              -       3,842,500
                          ------------   ------------    ------------
                          $  3,982,417   $     88,759    $  3,893,658
                          ============   ============    ============

       During the six months ended December 31, 2002, the Company wrote off $nil (December 31, 2001 - $nil; years ended June 30, 2002, 2001 and 2000 of $42,511, $95,833 and $nil, respectively) of property, plant and equipment.

       During the six months ended December 31, 2002, the Company recorded amortization of $2,803 (years ended June 30, 2002, 2001 and 2000 of $7,271, $29,228 and $nil, respectively), which were capitalized as deferred exploration expenditure.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (Unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

5.    CAPITAL STOCK

       AUTHORIZED
       Unlimited number of common shares, without nominal or par value.

       ISSUED AND OUTSTANDING - COMMON SHARES

                                                                                       NUMBER OF
                                                                                         SHARES            NET
                                                                                      OUTSTANDING        PROCEEDS
                                                                                      -----------      ------------
       Balance - June 30, 1999                                                          9,899,115      $  7,275,366
       Shares issued for cash in private placement
            September 21, 1999                                                            596,540           773,976
            December 20, 1999                                                             400,000         1,198,435
       Warrants exercised for cash during the year                                        545,454           409,080
       Options exercised for cash during the year                                         393,000           117,900
                                                                                       ----------      ------------
       Balance - June 30, 2000                                                         11,834,109         9,774,757
       Shares issued in prospectus offering - December 14, 2000                         3,666,667         4,978,397
       Options exercised for cash                                                         200,000            60,000
                                                                                       ----------      ------------
       Balance - June 30, 2001                                                         15,700,776        14,813,154
       Shares issued for cash in private placement - February 19, 2002                  1,830,000         4,575,000
       Warrants exercised for cash                                                        183,333           275,000
       Options exercised for cash                                                         612,000         1,208,850
       Shares issued for assets under construction
         purchased - June 18, 2002 (note 11)                                              850,000         3,442,500
                                                                                       ----------      ------------
       Balance - June 30, 2002                                                         19,176,109        24,314,504
       Options exercised for cash (unaudited)                                             465,000         1,184,500
                                                                                       ----------      ------------
       Balance - December 31, 2002 (unaudited)                                         19,641,109      $ 25,499,004
                                                                                       ==========      ============


       On September 21, 1999, the Company completed a private placement of 596,540 shares at a price of $1.30 per share.

       On December 20, 1999, the Company completed a private placement of 400,000 units. Each unit consists of one common share at $3.00 and one-half common share purchase warrant. Each whole purchase warrant entitles the holder to purchase one additional common share at a price of $4.00 per common share at anytime until December 20, 2001. Effective December 20, 2001, all options that had not been exercised prior to this date expired.

       On December 14, 2000, the Company publicly offered 3,666,667 units. Each unit consisted of one common share at $1.50 and one-half common share purchase warrant. Each whole purchase warrant entitles the holder to purchase one additional common share at $2.25 per share at anytime until December 14, 2001. In connection with the December 14, 2000 offering, the underwriters received 183,333 warrants of the Company. Each warrant entitles the underwriter to purchase one common share for $1.50 at any time until December 14, 2001. Effective December 14, 2001, all warrants that had not been exercised prior to this date expired. Refer to the following warrants table.

       On February 19, 2002, the Company completed a private placement of 1,830,000 shares at a price of $2.50 per share.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       WARRANTS

                                                                                                           WEIGHTED
                                                                                          NUMBER OF        AVERAGE
                                                                                           WARRANTS         PRICE
                                                                                         ----------        --------
       Balance - June 30, 1999                                                                    -        $      -
       Issued - December 20, 1999                                                           200,000            4.00
                                                                                         ----------        --------
       Balance - June 30, 2000                                                              200,000            4.00
       Issued - December 14, 2000                                                         2,016,666            2.18
                                                                                         ----------        --------
       Balance - June 30, 2001                                                            2,216,666            2.34
       Expired                                                                           (2,033,333)           2.42
       Exercised                                                                           (183,333)           1.50
                                                                                         ----------        --------
       Balance - June 30, 2002                                                                    -               -
       Expired                                                                                    -               -
       Exercised                                                                                  -               -
                                                                                         ----------        --------
       Balance - December 31, 2002 (unaudited)                                                    -        $      -
                                                                                         ==========        ========

       OPTIONS

       On December 15, 1995, the shareholders of the Company approved the amended stock option plan (dated November 1, 1995) (the Plan) which provides for the issuance of 1.0 million stock options under the terms of the Plan. On December 20, 1999 and December 15, 2000, the shareholders approved an amendment to provide for the further issuance of an additional 1.4 and 2.0 million common share options, respectively, under the terms of the Plan.

       Under the Plan, the Company provides options to buy common shares of the Company to directors, officers and service providers. The board of directors grants such options for periods of up to ten years at prices not lower than the market price at the date of granting.

       No compensation expense is recognized when stock options are issued to employees and directors. All consideration paid by employees from the exercise of stock options or purchase of stock is credited to capital stock.

       Compensation expense is recorded when stock options are issued to non-employees and is recognized over the vesting period of the options. Compensation expense is determined as the fair value of the options at the date of grant using an option-pricing model. During the six months ended December 31, 2002 and year ended June 30, 2002, no stock options were issued to non-employees.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       As at June 30, 2002, the Company had outstanding and exercisable stock options as follows:

                                                                                           EXERCISE      EXPIRY
                                                                                             PRICE        DATE
                                                                                           --------     --------
       500,000                                                                               $2.65      12/20/02
       660,000                                                                                3.00      06/30/03
       380,000                                                                                1.75      10/02/04
       40,000                                                                                 1.80      12/12/04
       60,000                                                                                $3.00      02/28/05


       As at June 30, 2002, the Company had outstanding and exercisable stock options as follows:


                                                    2002                        2001                      2000
                                    NUMBER        WEIGHTED      NUMBER        WEIGHTED      NUMBER      WEIGHTED
                                      OF          AVERAGE         OF           AVERAGE        OF         AVERAGE
                                   OPTIONS         PRICE        OPTIONS         PRICE       OPTIONS       PRICE
                                 ---------        --------      -------       --------      -------     --------
       Outstanding
         - Beginning of year     1,607,000         $2.60      1,707,000         $2.38       700,000       $0.30
       Granted                     645,000          1.95        100,000          1.70     1,400,000        2.84
       Exercised                  (612,000)         1.98       (200,000)         0.30      (393,000)       0.30
                                  --------          ----       --------          ----      --------        ----
       Outstanding
         - End of year           1,640,000         $2.57      1,607,000         $2.60     1,707,000       $2.38
                                 =========         =====      =========         =====     =========       =====


       As at December 31, 2002, the Company had outstanding and exercisable stock options as follows:

                                                                   DECEMBER 31, 2002
                                                              ---------------------------
                                                                 NUMBER          WEIGHTED
                                                                  OF             AVERAGE
                                                                OPTIONS           PRICE
                                                              ---------          --------
       Outstanding - Beginning of period                      1,640,000           $2.57
       Exercised (unaudited)                                   (465,000)           2.55
                                                               --------            ----
       Outstanding - End of period (unaudited)                1,175,000           $2.59
                                                              =========           =====

6.    INCOME TAXES

       As at December 31, 2002, the Company has non-capital loss carry-forwards of approximately $4,200,000, unaudited, (June 30, 2002 - $2,500,000)
       available to reduce future taxable income. These losses will expire between 2003 and 2009. In addition, the Company has $7,300,000 in unclaimed exploration and development expenses in Canada. No recognition is given in these consolidated financial statements to any potential benefit from the utilization of these non-capital losses or unclaimed exploration and development expenses.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

7.     RELATED PARTY TRANSACTIONS

       Certain geological, consulting and corporate services were provided to the Company and its subsidiaries by seven directors and/or officers, and/or companies controlled by directors and/or officers. The cost of such services (including salaries) for the six months ended December 31, 2002 was $nil, unaudited, (years ended June 30, 2002, 2001 and 2000 were $680,213, $354,989 and $230,279, respectively). The services provided were at rates similar to those charged to non-related parties.

       The Company, as prime tenant of share corporate offices with the above-mentioned related party companies, charge rent of $nil (unaudited) for the six months ended December 31, 2002 (years ended June 30, 2002, 2001 and 2000 were $6,000, $51,400 and $46,800, respectively) and had overhead recoveries of $nil for the six months ended December 31, 2002 (years ended June 30, 2002, 2001 and 2000 were $7,500, $97,575 and
       $71,913, respectively).

8.     INVESTMENT

       As at December 31, 2002, the Company held nil (unaudited) (June 30, 2002, 2001 and 2000 - nil, 309,665 and 309,665, respectively) shares of MSV Resources Inc. The investment was disposed of during the year ended June 30, 2002.

9.     SEGMENT INFORMATION

       Working capital balances are retained in Canada and principal property balances are located as described in note 3.

10.    COMMITMENTS

       The Company leases office space under leases expiring November 30, 2004. Future minimum lease payments are as follows:


       YEAR ENDED JUNE 30
       ------------------
       2003                                                                            $     69,660
       2004                                                                                  69,660
       2005                                                                                  29,025
                                                                                       ------------
                                                                                       $    168,345
                                                                                       ============


11.    SUPPLEMENTAL CASH FLOW INFORMATION

       During the six months ended December 31, 2002 and 2001 and the years ended June 30, 2002, 2001 and 2000, the Company paid no income taxes or interest.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)


       Net (increase) decrease in non-cash working capital balances related to operations:


                                                      SIX MONTHS ENDED
                                                        DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                              ---------------------------   ---------------------------------------
                                                   2002          2001          2002         2001           2000
                                              ------------   ------------   ----------   ----------    ------------
                                               (Unaudited)    (Unaudited)    (Audited)    (Audited)       (Audited)
       Receivables                            $     33,708   $   (150,298)  $  (20,761)  $  (17,438)   $     32,625
       Prepaid expenses and deposits                14,292         18,147       10,502       (1,452)        (21,502)
       Accounts payable and accrued
         liabilities                             1,038,187        (52,654)     (71,049)     100,944         226,487
                                              ------------   ------------   ----------   ----------    ------------
                                              $  1,086,189   $   (184,805)  $  (81,308)  $   82,054    $    237,610
                                              ============   ============   ==========   ==========    ============


       On June 18, 2002, assets under construction were acquired for $3,442,500, through issuance of common shares (note 4). The purchase price was based on the value of the common shares.

12.    ACQUISITION OF COMPANY BY PAN AMERICAN SILVER CORP.

       On May 21, 2002, the Company and Pan American Silver Corp. (Pan American) announced a proposed plan of arrangement whereby Pan American would acquire all of the issued and outstanding shares of the Company. On June 28, 2002, both companies announced amended terms to the proposed plan of arrangement. The amended proposal for a plan of arrangement is subject to approval of the shareholders of the Company and Pan American and approval by the Ontario Superior Court of Justice and various regulatory authorities. The shareholders of the Company and Pan American approved the plan of arrangement on September 4 and 5, 2002, respectively. If remaining approvals are obtained and all material covenants are satisfied in a timely fashion, the plan of arrangement would become effective in September 2002.

       Under the terms of the amended plan of arrangement, each Corner Bay Silver Inc. common share would be exchanged for 0.3846 of a Pan American common share and 0.1923 of a Pan American common share purchase warrant. Each whole Pan American common share purchase warrant (the Pan American Warrant) provides the holder with the rights to purchase a Pan American common share at CAN$12 for a five-year period after the effective date of the plan of arrangement ("Plan of Arrangement"). The Pan American Warrants will trade on the Toronto Stock Exchange.


13.    SUBSEQUENT EVENT

       In July 2002, the principal mineral concession, which hosts the Alamo Dorado concession, was purchased outright from the concession owners by paying the remaining option payments in a final lump sum payment of US$345,000 (US$300,000 plus Impuesto Al Valor Agregado (IVA) taxes).

       SUBSEQUENT EVENT (UNAUDITED)

       The Company received regulatory approval on the plan on arrangement and on February 20, 2003 the Company and Pan American Silver Corp. completed the Plan of Arrangement.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

14.    COMPARATIVES

       Certain prior years' comparative numbers have been restated to reflect the current year's presentation.

15. DIFFERENCE BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

       Canadian GAAP varies in certain significant respects from the principles and practices generally accepted in the United States ("U.S. GAAP"). The effect of these principal measurement differences on the Company's consolidated financial statements are quantified below and described in the accompanying notes.

       CONSOLIDATED STATEMENT OF OPERATIONS

                                                 SIX MONTHS ENDED
                                                   DECEMBER 31                     YEARS ENDED JUNE 30,
                                         ----------------------------   -------------------------------------------
                                              2002           2001           2002           2001            2000
                                         ------------    ------------   ------------   ------------    ------------
                                          (Unaudited)    (Unaudited)
    Loss for the period reported under
         Canadian GAAP                   $ (1,690,137)   $   (384,294)  $ (1,207,869)  $ (1,067,871)   $ (1,523,458)
    Exploration expenses adjustment          (537,714)     (1,415,279)    (3,154,793)    (1,039,657)       (993,487)
                                         ------------    ------------   ------------   ------------    ------------
    Loss for the period reported under
         U.S. GAAP                       $ (2,227,851)   $ (1,799,573)  $ (4,362,662)  $ (2,107,528)   $ (2,516,945)
                                         ============    ============   ============   ============    ============


         a) In accordance with U.S. GAAP, the Company would be required to charge all costs of deferred exploration expenditures to earnings as operating expenses as incurred until proven economic reserves are established. As a result of accounting for these expenditures in this manner, the unaudited loss for the six months ended December 31, 2002 and 2001 would be increased by $537,714 and $1,415,279, respectively, and loss for the years ended June 30, 2002, 2001 and 2000 would be increased by $3,154,793, $1,039,657 and $993,487, respectively.

         b) The Company accounts for its share options using the intrinsic value method, which in the Company's circumstances amounts does not result in different from the amounts that would be determined under the provisions of the Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations. Accordingly, no compensation expense for its share option plan has been recognized or recorded in the consolidated statement of operations and deficit for any of the years presented. A company that does not adopt the fair value method must disclose the cost of the stock compensation awards at their fair value at the date the award is granted. The unaudited value of the Company's options that were granted during six months ended December 31, 2002 was $nil (2001 - $17,846) (three years ended June 30, 2002 were $447,952, $37,605 and $878,747, respectively). The fair value for 2002 was estimated using the Black-Scholes model with assumptions of a three-year expected term volatility ranging from 50% to 56% and interest rates from 3.75% to 4.04%. The fair value for 2001 and 2000 was estimated using the Black-Scholes model with assumptions of a two-year expected term, 60% volatility and interest rates ranging from 6.0% to 6.5%.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       BASIC LOSS PER SHARE

                                                SIX MONTHS ENDED
                                                  DECEMBER 31,                     YEARS ENDED JUNE 30,
                                         ----------------------------   -------------------------------------------
                                             2002            2001           2002           2001            2000
                                         ------------    ------------   ------------   ------------    ------------
                                          (Unaudited)     (Unaudited)
       Loss for the period under
         U.S. GAAP                       $ (2,227,851)   $ (1,799,573)  $ (4,362,662)  $ (2,107,528)   $ (2,516,945)
       Weighted average number of
         Common shares outstanding         19,385,808      15,876,053     16,697,807     13,912,182      10,760,945
                                         ------------    ------------   ------------   ------------    ------------
       Loss per share under U.S. GAAP       ($0.11)        ($0.11)         ($0.26)        ($0.15)        ($0.23)
                                            ======         ======          ======         ======         ======


       CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS


                                                SIX MONTHS ENDED
                                                  DECEMBER 31,                     YEARS ENDED JUNE 30,
                                         ----------------------------   -------------------------------------------
                                             2002            2001           2002           2001            2000
                                         ------------    ------------   ------------   ------------    ------------
                                         (Unaudited)      (Unaudited)

     Loss for the period under
       U.S. GAAP                         $ (2,227,851)   $ (1,799,573)  $ (4,362,662)  $ (2,107,528)   $ (2,516,945)
     Other comprehensive earnings, net
       of income taxes
       Unrealized gain on marketable
         securities                                 -               -              -         18,580           9,290
       Realized (gain) loss on sale of
         marketable securities                      -               -        (18,580)             -          33,948
       Writedown to fair value                      -               -              -              -          22,606
                                         ------------    ------------   ------------   ------------    ------------
     Comprehensive loss for the period   $ (2,227,851)   $ (1,799,573)  $ (4,381,242)  $ (2,088,948)   $ (2,451,101)
                                         ============    ============   ============   ============    ============


       The consolidated statements of comprehensive loss provide a measure of all changes in equity of the Company that result from transactions, other than those with shareholders, and other economic events that occurred during the period.

       Under U.S. GAAP, the Company's holding of marketable securities with quoted market values that would be marked to market with the resulting unrealized gain or loss being taken to the consolidated statement of comprehensive loss in the relevant period.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       CONSOLIDATED STATEMENT OF CASH FLOWS

                                                SIX MONTHS ENDED
                                                  DECEMBER 31,                     YEARS ENDED JUNE 30,
                                         ----------------------------   -------------------------------------------
                                             2002            2001           2002           2001            2000
                                         ------------    ------------   ------------   ------------    ------------
                                          (Unaudited)     (Unaudited)
       Operating activities              $ (1,138,859)  $ (1,975,269)   $(4,399,993)  $ (1,900,413)    $(2,258,579)
       Investing activities                  (537,985)             -       (357,715)       (44,714)         29,339
       Financing activities                 1,184,500        350,849      6,058,850      5,038,397       2,499,391
                                          -----------    -----------    -----------    -----------     -----------
       Increase (decrease) in cash
         and cash equivalent
         during the period                   (492,344)    (1,624,420)     1,301,142      3,093,270         270,151
       Opening cash and cash equivalents    5,323,564      4,022,422      4,022,422        929,152         659,001
                                          -----------    -----------    -----------    -----------     -----------
       Closing cash and cash equivalents  $ 4,831,220    $ 2,398,002    $ 5,323,564    $ 4,022,422     $   929,152
                                          ===========    ===========    ===========    ===========     ===========

       CONSOLIDATED BALANCE SHEETS

                                                                                             JUNE 30,
                                                                  DECEMBER 31    -------------------------------
                                                                     2002              2002             2001
                                                                -------------    --------------   --------------
                                                                 (Unaudited)
       Investments under Canadian GAAP                          $           -    $            -   $       43,353
       Unrealized gain on marketable securities                             -                 -           18,580
                                                                -------------    --------------   --------------
       Investments under US GAAP                                $           -    $            -   $       61,933
                                                                =============    ==============   ==============

       Deferred exploration expenditure under
           Canadian GAAP                                        $   8,781,564    $    7,705,865   $    4,551,072
       Deferred exploration expenditure                            (8,243,579)       (7,705,865)      (4,551,072)
                                                                -------------    --------------   --------------
       Deferred exploration expenditure under
           U.S. GAAP                                            $     537,985    $            -   $            -
                                                                =============    ==============   ==============
       Deficit under Canadian GAAP                              $  (9,688,110)   $   (7,997,973)  $   (6,790,104)
       Exploration expenditures                                    (8,243,579)       (7,705,865)      (4,551,072)
                                                                -------------    --------------   --------------
       Deficit under U.S. GAAP                                  $ (17,931,689)   $  (15,703,838)  $  (11,341,176)
                                                                =============    ==============   ==============
       Cumulative comprehensive other income
           under Canadian GAAP                                  $           -    $            -   $            -
       Unrealized gain (loss) on marketable securities                      -                 -           18,580
                                                                -------------    --------------   --------------
       Cumulative comprehensive other income
           under U.S. GAAP                                      $           -    $            -   $       18,580
                                                                =============    ==============   ==============


CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

       NEW STANDARDS FOR U.S. GAAP

       In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets". This new standard features new accounting rules for goodwill and intangible assets. The Company does not foresee any impact on a cumulative effect of an accounting change or on the carrying value of assets and liabilities recorded in the consolidated balance sheets upon adoption. SFAS No. 142 will be adopted on July 1, 2002.

       Also issued in June 2001 was SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of a fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company is analyzing the impact of SFAS No. 143 and will adopt this standard on July 1, 2002.

       In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." This statement supersedes SFAS No. 121 and the accounting and reporting provisions of APB 30, and also amends ARB 51. This statement will require one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and will broaden the presentation of discontinued operations to include more disposal transactions. The Company is analyzing the impact of SFAS No. 144 and will adopt this standard on July 1, 2002.

       Effective July 1, 2002, the Company will adopt, for United States reporting purposes, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendments of SFAS No. 13, and Technical Corrections as of April 2002." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements".

       This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The adoption of the new standard is not currently expected to have a significant impact on the Company's results of operations or financial position.

       NEW STANDARDS FOR U.S. GAAP, UNAUDITED TO DECEMBER 31, 2002

       The Company adopted the following standards on July 1, 2002:

         i) the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, did not have a material affect on the Company's consolidated financial position or results of operations.

CORNER BAY SILVER INC.
Notes to the consolidated financial statements
December 31, 2002 and 2001 (unaudited) and June 30, 2002, 2001 and 2000 (expressed in Canadian dollars)

         ii) the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, did not have a material impact on the Company's results of operations or shareholders' equity.

         iii) the adoption of SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, did not have a material affect on the Company's consolidated financial position or results of operations.

         iv) the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendments of SFAS No. 13, and Technical Corrections as of April 2002, did not have a material affect on the Company's results of operations or its financial position.

       FINANCIAL ACCOUNTING STANDARDS BOARD (FASB)

       On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is to be applied retroactively to exit or disposal activities initiated after December 31, 2002. The adoption of the new standard is not currently expected to have a significant impact on the Company's result of operations or financial position.

       NEW STANDARD FOR CANADIAN GAAP

       The CICA approved a new Handbook Section 3062, "Goodwill and Other Intangible Assets," which require intangible assets with an indefinite life and goodwill to be tested for impairment on annual basis. Goodwill and indefinite life intangible assets will no longer be amortized. Intangible assets with definite lives will continue to be amortized over their useful lives. The new section is consistent with those recently approved by the FASB (SFAS No. 142). The adoption of this new standard is not expected to have any material effect on the Company's financial position, results of operations or cash flows. Section 3026 was adopted on July 1, 2002 and the Company does not expect this adoption to have a significant impact on the Company's results of operations or financial position.

                             CORNER BAY SILVER INC.
          Supplementary Information about Mineral Property Expenditures for the six months ended December 31, 2002
                                   (Unaudited)



Field office expenditures

     Depreciation                                                       $ 11,410
     Office vehicles                                                         774
     General office                                                       16,963
     Office rent                                                           6,629
     Professional fees                                                    38,686
     Telephone                                                             6,426
     Insurance                                                             1,040
     Bank charges                                                             88
     Travel, food and accommodation                                        3,824
     Field supplies                                                          584
     Drafting and reproduction costs                                          90
     Courier                                                                 210
                                                                          ------
Total field office expenditures                                           86,724
                                                                          ======
Alamo Dorado expenditures

     Surveying                                                           198,050
     Salaries and benefits                                                65,450
     Temporary labour                                                     58,601
     Site vehicles                                                        27,786
     General office                                                       21,256
     Professional fees                                                    11,410
     Telephone                                                             5,611
     Insurance                                                               985
     Freight                                                                 967
     Travel, food and accommodation                                       43,578
     Assays                                                                1,881
     Field supplies                                                       10,466
     Drafting and reproduction costs                                       1,416
     Courier                                                                 730
                                                                         -------
Total Alamo Dorado expenditures                                          448,187
                                                                         =======
Deferred mineral property expenditures                                  $534,911
                                                                        ========


                             CORNER BAY SILVER INC.
        Supplementary Information about General and Administrative costs for the six months ended December 31, 2002
                                   (Unaudited)


     Salaries and benefits                                     $   243,383
     Insurance                                                       7,439
     Bank charges                                                      915
     Transfer agent and filing fees                                 31,305
     Accounting and legal                                           27,843
     Office rent                                                    39,977
     Telephone                                                       9,322
     Meals and entertainment                                         6,493
     Travel                                                         21,597
     Advertising and news dissemination                             29,336
     Recovery of taxes                                             (30,298)
     General office                                                  8,904
     Plan of arrangement costs                                     212,321
     Exchange gain                                                 (14,628)
                                                                   -------
                                                                   593,909
                                                                   =======
     Provision for plan of arrangement costs

         Severance                                               1,128,470
                                                                 ---------
         Accounting, legal and other                                43,619
                                                                 ---------
     Total general and administrative costs                    $ 1,765,998
                                                               ===========



Unaudited Pro Forma Consolidated Financial Statements of


PAN AMERICAN SILVER CORP.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
PAN AMERICAN SILVER CORP.

The following pro forma consolidated balance sheet of Pan American Silver Corp. as at December 31, 2002 and the pro forma consolidated statements of operations for the three months ended March 31, 2003 and the year ended December 31, 2002 illustrate on a pro forma basis the effects of certain transactions more fully described under "The Arrangement" included elsewhere herein and give effect to significant assumptions described in the notes to the pro forma consolidated financial statements.


COMPILATION REPORT

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Pan American Silver Corp. as at December 31, 2002 and the pro forma consolidated statement of operations for the three months ended March 31, 2003 and the year ended December 31, 2002, which have been prepared for inclusion in the Short Form Base Shelf Prospectus dated July 18, 2003. In our opinion, the pro forma consolidated balance sheet and consolidated statements of operations have been properly compiled to give effect to the transactions and the assumptions described in the notes thereto.



(Signed) DELOITTE & TOUCHE LLP

Chartered Accountants
Vancouver, British Columbia
July 18, 2003


COMMENTS TO READERS IN THE UNITED STATES OF AMERICA

Under Canadian securities regulations, when pro forma financial statements are included in a prospectus, an auditors' compilation report on the financial statements is required to be included in the prospectus. Under applicable securities regulations in the United States of America, such compilation reports would not be included in such a prospectus.



(Signed) DELOITTE & TOUCHE LLP

Chartered Accountants
Vancouver, British Columbia
July 18, 2003

PAN AMERICAN SILVER CORP.
Pro Forma Consolidated Balance Sheet
DECEMBER 31, 2002
(UNAUDITED)
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)


                                                                                                          Pro Forma
                                                 Pan American     Corner Bay   Note       Pro forma      Pan American
                                                 Silver Corp.     Silver Inc.   4        adjustments     Silver Corp.
                                                 ------------     -----------  ---       -----------     ------------
                                                                  (Unaudited)                            (Unaudited)
ASSETS
  Cash and cash equivalents                        $  10,185       $   3,212              $       -      $   13,397
  Accounts receivable                                  4,598             109                      -           4,707
  Inventories                                          4,637               -                      -           4,637
  Prepaid expenses and other                           3,210               2                      -           3,212
                                                   ---------       ---------              ---------      ----------
                                                      22,630           3,323                      -          25,953
PROPERTY, PLANT AND EQUIPMENT                         59,447           2,588                      -          62,035
MINERAL PROPERTIES                                     4,193           5,838   (a)           53,360          82,769
                                                                               (b)           18,858
                                                                               (c)              520
DIRECT SMELTING ORE                                    4,303               -                      -           4,303
OTHER ASSETS                                           4,393              20                      -           4,413
                                                   ---------       ---------              ---------      ----------
                                                   $  94,966       $  11,769              $  72,738      $  179,473
                                                   =========       =========              =========      ==========
LIABILITIES
CURRENT
   Operating line of credit                        $     125       $       -              $       -      $      125
   Accounts payable and accrued
     liabilities                                      15,227             901   (c)              520          16,648
   Advances for metal shipments                        2,158               -                      -           2,158
   Current portion of bank loans
     and capital lease                                 1,638               -                      -           1,638
   Current portion of severance
     indemnity and commitments                           953               -                      -             953
   Current portion of deferred revenue                   130               -                      -             130
                                                  -----------     ----------              ---------      ----------
                                                      20,231             901                    520          21,652
DEFERRED REVENUE                                         923               -                      -             923
FUTURE INCOME TAXES                                        -               -   (b)           18,858          18,858
BANK LOANS AND CAPITAL LEASE                           3,942               -                      -           3,942
PROVISION FOR RECLAMATION                             12,971               -                      -          12,971
SEVERANCE INDEMNITIES AND
  COMMITMENTS                                          1,407               -                      -           1,407
                                                  -----------     ----------              ---------      ----------
                                                      39,474             901                 19,378          59,753
                                                  -----------     ----------              ---------      ----------
SHAREHOLDERS' EQUITY
Share capital                                        161,024          16,952    (a)          46,140         224,116
Additional paid in capital                             1,092             357    (a)           1,136           2,585
Contributed surplus                                        -               -    (a)            (357)           (357)
Deficit                                             (106,624)         (6,441)   (a)           6,441        (106,624)
                                                  ----------       ---------              ---------      ----------
                                                      55,492          10,868                 53,360         119,720
                                                  ----------       ---------              ---------      ----------
                                                  $   94,966       $  11,769              $  72,738      $  179,473
                                                  ==========       =========              =========      ==========



(Signed) Paul B. Sweeney, Director


(Signed) Ross J. Beaty, Director

PAN AMERICAN SILVER CORP.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2003
(UNAUDITED)
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)


                                                                                                         Pro Forma
                                                                 Pan American        Corner Bay        Pan American
                                                                 Silver Corp.        Silver Inc.       Silver Corp.
                                                                ---------------  -----------------  ------------------
                                                                                      (Note 5)
REVENUE                                                           $    7,822         $       12          $    7,834
                                                                  ----------         ----------          ----------
EXPENSES
  Operating                                                            7,429                  -               7,429
  General and administration                                             401                297                 698
  Depreciation and amortization                                          471                  -                 471
  Reclamation                                                             79                  -                  79
  Exploration                                                            496                  -                 496
  Interest expense                                                       159                  -                 159
                                                                  ----------                             ----------
                                                                       9,035                297               9,332
                                                                  ----------         ----------          ----------
LOSS FROM OPERATIONS                                                  (1,213)              (285)             (1,498)
OTHER INCOME                                                             109                  -                 109
                                                                  ----------                             ----------
NET LOSS FOR THE YEAR                                             $   (1,104)        $     (285)         $   (1,389)
                                                                  ==========         ==========          ==========
LOSS PER SHARE
  Basic and fully diluted                                         $    (0.02)        $    (0.01)         $    (0.03)
                                                                  ==========         ==========          ==========
WEIGHTED-AVERAGE SHARES
  OUTSTANDING                                                     50,597,399         19,755,498          58,195,667
                                                                  ==========         ==========          ==========


PAN AMERICAN SILVER CORP.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(UNAUDITED)
(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                                               Pro Forma
                                                 Pan American    Corner Bay     Note         Pro Forma        Pan American
                                                  Silver Corp.   Silver Inc.     4         Adjustments        Silver Corp.
                                                 -------------   -----------   -----       -----------        ------------
                                                                  (Note 5)
REVENUE                                           $   45,093     $        -                    $    -         $   45,093
                                                  ----------     ----------                    ------         ----------
EXPENSES
   Operating                                          43,161              -                         -             43,161
   General and administration                          1,698            997                         -              2,695
   Depreciation and amortization                       4,872              -                         -              4,872
   Reclamation                                           860              -                         -                860
   Exploration                                         1,206              -     (d)               343              1,549
   Interest expense                                      988              -                         -                988
   Write-down of mineral properties
     and reclamation                                  27,218             28                         -             27,246
                                                  ----------     ----------                    ------         ----------
                                                      80,003          1,025                       343             81,371
                                                  ----------     ----------                    ------         ----------
LOSS FROM OPERATIONS                                 (34,910)        (1,025)                     (343)           (36,278)
INTEREST INCOME                                          269              -
OTHER INCOME                                             983            160
GAIN ON DISPOSAL OF
   INVESTMENTS                                             -              4                         -                  4
                                                  ----------     ----------                    ------         ----------
NET LOSS FOR THE YEAR                             $  (33,658)    $     (861)                   $ (343)        $  (36,274)
                                                  ==========     ==========                    ======         ==========
LOSS PER SHARE
   Basic and fully diluted                        $    (0.80)    $    (0.04)                   $    -         $    (0.76)
                                                  ==========     ==========                    ======         ==========
WEIGHTED-AVERAGE
   SHARES OUTSTANDING                             41,849,413     19,385,808                         -         49,481,072
                                                  ==========     ==========                    ======         ==========


PAN AMERICAN SILVER CORP.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
EXPRESSED IN UNITED STATES DOLLARS

1.       BASIS OF PRESENTATION

         The unaudited pro forma consolidated financial statements of Pan American Silver Corp. ("Pan American") as at December 31, 2002 and for the three months ended March 31, 2003 and the year ended December 31, 2002 have been prepared by management after giving effect to the acquisition by Pan American of Corner Bay Silver Inc. ("Corner Bay") These unaudited pro forma consolidated financial statements have been compiled from and include:

         (a) A pro forma balance sheet combining the audited balance sheet of Pan American as at December 31, 2002 with the unaudited balance sheet of Corner Bay as at December 31, 2002; and

         (b) A pro forma statement of operations combining the audited statement of operations of Pan American for the year ended December 31, 2002 with the unaudited statement of operations of Corner Bay for the twelve month period ended December 31, 2002.

         (c) A pro forma statement of operations combining the unaudited statement of operations of Pan American for the three months ended March 31, 2003 with the unaudited statement of operations of Corner Bay for the three month period ended March 31, 2003.

         The pro forma balance sheet at December 31, 2002 has been prepared as if the transactions described in Note 3 had occurred on December 31, 2002. The pro forma statement of operations for the year ended December 31, 2002 and the three months ended March 31, 2003 have been prepared as if the transactions described in Note 3 had occurred on the first day of the respective financial periods.

         In addition to disclosures required under Canadian security regulations to comply with the Securities and Exchange Commission regulations, the Company has reconciled the pro forma information to US GAAP (see Note
         6).

         It is management's opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Pan American's accounting policies. The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Pan American which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

         The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Pan American and Corner Bay described above.

PAN AMERICAN SILVER CORP.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
EXPRESSED IN UNITED STATES DOLLARS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The unaudited pro forma financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Pan American for the year ended December 31, 2002. The significant accounting policies of Corner Bay conform in all material respects to those of Pan American, except as described in and adjusted for in Note 4 (d).


3.       BUSINESS COMBINATION

         Acquisition of Corner Bay

         On February 20, 2003, Pan American completed its proposed merger with Corner Bay. Under the terms of the acquisition common shares of Corner Bay were, directly or indirectly, exchanged for common shares of Pan American and warrants to purchase Pan American common shares, on the basis of one Pan American common share for every 2.60 Corner Bay shares and one Pan American warrant for every 5.20 Corner Bay common shares. Pan American also agreed to issue 553,846 stock options to replace 960,000 fully vested stock options currently held by Corner Bay employees and directors.

         Each whole Pan American warrant will allow the holder to purchase a Pan American common share for a price of Cdn.$12.00 for a five-year period ended February 20, 2008.

         As a result, Pan American issued 7,636,659 common shares to the shareholders of Corner Bay, and 3,818,329 warrants to purchase common shares. The common shares issued were valued at $54,203,000 which was derived from an issue price of $11.30 translated at $0.6595 for each U.S. dollar, less a deemed 5% issue cost of $2,707,000. The share purchase warrants were valued at $8,889,000, which was derived from a warrant valued at $2.328 per warrant. The warrants were valued using an option pricing model assuming a weighted average volatility of the Company's share price of 35% and a weighted average annual risk free rate of 4.16%. The value of the stock options granted was determined to be $1,136,000.

PAN AMERICAN SILVER CORP.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
EXPRESSED IN UNITED STATES DOLLARS


3.       BUSINESS COMBINATION (CONTINUED)

         Acquisition of Corner Bay (continued)

         The business combination will be accounted for as an acquisition by Pan American of Corner Bay and the purchase method of accounting will be applied. The consideration given has been allocated to the fair value of net assets acquired as follows:


                                                                                                               As at
                                                                                                            December 31,
                                                                                                                2002
                                                                                                            ------------
         Fair value of net assets acquired
            Current assets                                                                                  $ 3,323,000
            Mineral properties                                                                               81,164,000
            Other assets                                                                                         20,000
                                                                                                            -----------
                                                                                                             84,507,000
            Less:    Current liabilities                                                                       (901,000)
                     Provision for future income tax liability                                              (18,858,000)
                                                                                                            -----------
                                                                                                            $64,748,000
                                                                                                            -----------
        Consideration given by Pan American
            Issue of 7,636,659 common shares                                                                $54,203,000
            Issue of 3,818,329 share purchase warrants                                                        8,889,000
            Issue of 553,846 replacement stock options                                                        1,136,000
                                                                                                            -----------
                                                                                                             64,228,000
            Add:     Estimated costs of acquisition                                                             520,000
                                                                                                            -----------
                                                                                                            $64,748,000
                                                                                                            -----------


         The purchase consideration of $64,748,000 for 100% of Corner Bay exceeds the carrying value of the net assets at December 31, 2002 by $53,880,000 which has been applied to increase the carrying value of mineral properties. The resulting future income tax liability of $18,858,000 has also been applied to increase the carrying value of mineral properties. This allocation is preliminary.

         The value of the common shares to be issued by Pan American was estimated based on the average closing price of Pan American's common shares for the period before and after the date that the terms of the transaction were agreed and announced.

PAN AMERICAN SILVER CORP.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
EXPRESSED IN UNITED STATES DOLLARS


4.       ADJUSTMENTS TO THE PRO FORMA FINANCIAL STATEMENTS

         Adjustments to the pro forma balance sheet as at December 31, 2002 and the pro forma consolidated statement of operations for the year then ended are as follows:

         (a) Effect the terms of the Plan of Arrangement, thereby eliminating the shareholders' equity in Corner Bay and recording the cost of acquisition.

         (b) Record future income tax on the acquisition of the mineral properties of $18,858,000.

         (c)      To accrue for acquisition costs of $520,000.

         (d) Write off deferred exploration expenditures in Corner Bay to comply with Pan American's accounting policy.


5.       CORNER BAY SILVER INC.

         The amounts used to complete the pro forma operating statements of Corner Bay, which has a historical year end of June 30, have been determined as follows:

         (a)      Year ended December 31, 2002

                             Six months                                 Six months          Twelve months           Twelve months
                               ended              Year ended               ended                 ended                   ended
                            December 31,            June 30,            December 31,          December 31,            December 31,
                               2002                  2002                   2001                  2002                    2002
                            ------------          ----------            -----------          -------------          --------------
                              (Cdn.$)               (Cdn.$)                (Cdn.$)               (Cdn.$)                 (U.S.$)
Expenses
   General and
     administrative       $   593,909            $ 1,467,007            $   507,034            $ 1,553,882            $   997,126
   Write-off of
     mineral properties            --                 42,511                     --                 42,511                 27,279
                          -----------            -----------            -----------            -----------            -----------
                              593,909              1,509,578                507,034              1,596,393              1,024,405
Other income                  (75,861)              (295,844)              (122,740)              (248,965)              (159,761)
   Gain on disposal of
     investments                   --                 (5,805)                    --                 (5,805)                (3,725)
                          -----------            -----------            -----------            -----------            -----------
Net loss for the period   $   518,048            $ 1,207,869            $   384,294            $ 1,341,623            $   860,919
                          ===========            ===========            ===========            ===========            ===========



PAN AMERICAN SILVER CORP.
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003 AND DECEMBER 31, 2002
(UNAUDITED)
EXPRESSED IN UNITED STATES DOLLARS


5.       CORNER BAY SILVER INC. (CONTINUED)

         (b)      Three months ended March 31, 2003

                  The period from the acquisition date of February 20, 2003 to March 31, 2003 are included in the unaudited financial statements of Pan American for the three months ended March 31, 2003. The pro forma adjustments include revenue and expenses for the period from January 1, 2003 to February 20, 2003.

         (c) The financial statements of Corner Bay are denominated in Canadian dollars ("Cdn.$") and have been translated into United States dollars using the following exchange rates:

                                                                                               Exchange
                                                                                                 Rate
                                                                                         ----------------------
         Pro forma statements of operations for the year ended December 31,
            2002 and the three month period ended March 31, 2003                         1 Cdn.$ = U.S.$0.6417
         Pro forma balance sheet as at December 31, 2002                                 1 Cdn.$ = U.S.$0.6648



6. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

         The pro forma consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects with accounting principles generally accepted in the United States ("US GAAP"). The differences between Canadian GAAP and US GAAP as they relate to Pan American and Corner Bay are disclosed in the historical financial statements and notes thereto of the companies.

                                     PART II

                         INFORMATION NOT REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION.

         Section 128 of the Company Act (British Columbia) (the "BCCA") authorizes a company, with the approval of the court, to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 128 of the BCCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

         In accordance with the BCCA, the Articles of the Registrant provide that the Registrant will indemnify its directors, former directors, Secretary or Assistant Secretary, and may indemnify its officers, employees or agents and those of its subsidiaries, and directors and former directors of its subsidiaries, and each of their respective heirs and representatives, against all losses, charges and expenses howsoever incurred by them as a result of their actions in such capacities. The Registrant has entered into agreements with each of its directors confirming this indemnity. The failure of a director or officer of the Registrant to comply with the provisions of the BCCA or the Registrant's Memorandum or Articles, however, will invalidate any indemnity which he or she is entitled to.

         A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the Articles and the BCCA.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS.

The following exhibits have been filed or incorporated by reference as part of the Registration Statement:


        EXHIBIT
        NUMBER            DESCRIPTION
        ------            -----------
         4.1      Annual Information Form of the Registrant, dated May 20, 2003.
                  (1)

         4.2 Audited Consolidated Financial Statements of the Registrant and the notes thereon as at and for the years ended December
                  31, 2001 and 2002, together with the auditors' report thereon as set out in the Registrant's annual report. (1)

         4.3 Unaudited Consolidated Financial Statements of the Registrant and the notes thereto as at and for the three months ended
                  March 31, 2003, together with management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 2003. (2)

         4.4 Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December
                  31, 2002 as set out in the Registrant's annual report. (1)

         4.5 Information Circular of the Registrant, dated April 9, 2003, in connection with the Registrant's May 12, 2003 annual meeting of members, other than the sections titled "Corporate
                  Governance", "Executive Compensation - Compensation
                  Committee", " Executive Compensation - Report on Executive
                  Compensation" and " Executive Compensation - Performance
                  Graph". (3)

         4.6      Material Change Report of the Registrant, dated February 27,
                  2003, relating to the completion of the Registrant's acquisition of Corner Bay Silver Inc. (4)

         4.7      Material Change Report of the Registrant, dated February 27,
                  2003, relating to consolidated production figures from 2002.
                  (4)

         4.8      Material Change Report of the Registrant, dated March 13,
                  2003, relating to financial and operational results for the fourth quarter and year ended December 31, 2002. (5)

         4.9 Material Change Report of the Registrant, dated May 22, 2003, relating to financial and operational results for the first quarter of 2003. (6)

         4.10 Material Change Report of the Registrant, dated July 7, 2003, relating to the filing of the preliminary short form base shelf prospectus of the Registrant dated July 7, 2003. (7)

         4.11 Material Change Report of the Registrant dated July 22, 2003, relating to the announcement of the offering of US$75 million aggregate principal amount of 5.25% convertible unsecured senior subordinated debentures due July 31, 2009. (8)

         4.12     Audited Consolidated Financial Statements of the Registrant
                  and the notes thereon as at and for the years ended December
                  31, 2001 and 2002, together with the auditors' report thereon, including a reconciliation to United States generally accepted accounting principals in accordance with Item 18 of Form 20-F.
                  (9)

         5.1      Consent of Deloitte & Touche LLP

         5.2      Consent of PricewaterhouseCoopers LLP

         6.1      Powers of Attorney (included on Page III-3 of this
                  Registration Statement)

         7.1      Form of Indenture


---------------

* Previously filed

(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on May 20, 2003.

(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 23, 2003.

(3) Incorporated by reference to the Registrant's Registration Statement on Form F-10 (File No. 333-106858), filed with the Commission on July 7, 2003.

(4) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 27, 2003.

(5) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 3, 2003.

(6) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 22, 2003.

(7) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 18, 2003.

(8) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 22, 2003.

(9) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 3, 2003.

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

         (a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

         (b) Concurrently with the filing of this Registration Statement on Form F-10, Computershare Trust Company of Canada, the Trustee under the Indenture, has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

         (c) Any change to the name or address of the agent of service for the Registrant or the Trustee will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.


                                      III-1

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on July 24, 2003.



                                        PAN AMERICAN SILVER CORP.



                                        By: /s/ ROSS J. BEATY
                                            ------------------------------------
                                            Ross J. Beaty
                                            Chairman and Chief Executive Officer




                                      III-2

                                POWER OF ATTORNEY


KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of Pan American Silver Corp. whose signature appears below constitutes and appoints Ross J. Beaty and Anthony Hawkshaw, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated, on July 24, 2003.

         SIGNATURE                                            TITLE
         ---------                                            -----
/s/ ROSS J. BEATY
------------------------------------               Chairman and Chief Executive Officer and Director
Ross J. Beaty                                      (Principal Executive Officer)


/s/ ANTHONY HAWKSHAW
------------------------------------               Chief Financial Officer (Principal Financial Officer
Anthony Hawkshaw                                   and Principal Accounting Officer)


/s/ WILLIAM A. FLECKENSTEIN
------------------------------------               Director
William A. Fleckenstein


------------------------------------               Director
John M. Willson


------------------------------------               Director
Michael Larson


------------------------------------               Director
Michael J.J. Maloney


/s/ PAUL B. SWEENEY
------------------------------------               Director
Paul B. Sweeney


/s/ JOHN W. WRIGHT
------------------------------------               Director
John H. Wright


/s/ GEOFF BURNS
------------------------------------               Director
Geoff Burns


                                     III-3

                            AUTHORIZED REPRESENTATIVE


         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Pan American Silver Corp. in the United States, in the City of Reno, State of Nevada on July 24, 2003.



                               PAN AMERICAN MINERALS INC.
                               (Authorized Representative)


                               By: /s/ ROSS J. BEATY
                                   ---------------------------------------------
                                   Ross J. Beaty
                                   Director



                                      III-4

                                  EXHIBIT INDEX





        EXHIBIT
        NUMBER            DESCRIPTION                                                   PAGE NO.
        ------            -----------                                                   --------
         4.1      Annual Information Form of the Registrant, dated May 20, 2003.
                  (1)

         4.2 Audited Consolidated Financial Statements of the Registrant and the notes thereon as at and for the years ended December
                  31, 2001 and 2002, together with the auditors' report thereon as set out in the Registrant's annual report. (1)

         4.3 Unaudited Consolidated Financial Statements of the Registrant and the notes thereto as at and for the three months ended
                  March 31, 2003, together with management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 2003. (2)

         4.4 Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December
                  31, 2002 as set out in the Registrant's annual report. (1)

         4.5 Information Circular of the Registrant, dated April 9, 2003, in connection with the Registrant's May 12, 2003 annual meeting of members, other than the sections titled "Corporate
                  Governance", "Executive Compensation - Compensation
                  Committee", " Executive Compensation - Report on Executive
                  Compensation" and " Executive Compensation - Performance
                  Graph". (3)

         4.6      Material Change Report of the Registrant, dated February 27,
                  2003, relating to the completion of the Registrant's acquisition of Corner Bay Silver Inc. (4)

         4.7      Material Change Report of the Registrant, dated February 27,
                  2003, relating to consolidated production figures from 2002.
                  (4)

         4.8      Material Change Report of the Registrant, dated March 13,
                  2003, relating to financial and operational results for the fourth quarter and year ended December 31, 2002. (5)

         4.9 Material Change Report of the Registrant, dated May 22, 2003, relating to financial and operational results for the first quarter of 2003. (6)

         4.10 Material Change Report of the Registrant, dated July 7, 2003, relating to the filing of the preliminary short form base shelf prospectus of the Registrant dated July 7, 2003. (7)

         4.11 Material Change Report of the Registrant dated July 22, 2003, relating to the announcement of the offering of US$75 million aggregate principal amount of 5.25% convertible unsecured senior subordinated debentures due July 31, 2009. (8)

         4.12     Audited Consolidated Financial Statements of the Registrant
                  and the notes thereon as at and for the years ended December
                  31, 2001 and 2002, together with the auditors' report thereon, including a reconciliation to United States generally accepted accounting principals in accordance with Item 18 of Form 20-F.
                  (9)

         5.1      Consent of Deloitte & Touche LLP

         5.2      Consent of PricewaterhouseCoopers LLP

         6.1      Powers of Attorney (included on Page III-3 of this
                  Registration Statement)

         7.1      Form of Indenture


---------------

* Previously filed

(1) Incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on May 20, 2003.

(2) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 23, 2003.

(3) Incorporated by reference to the Registrant's Registration Statement on Form F-10 (File No. 333-106858), filed with the Commission on July 7, 2003.

(4) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on February 27, 2003.

(5) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on March 3, 2003.

(6) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on May 22, 2003.

(7) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 18, 2003.

(8) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 22, 2003.

(9) Incorporated by reference to the Registrant's Report on Form 6-K, furnished to the Commission on July 3, 2003.